UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Reliance Steel & Aluminum Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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350 South Grand Avenue, Suite 5100

Los Angeles, California 90071

(213) 687-7700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2019

To the Stockholders of Reliance Steel & Aluminum Co.:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 15, 2019, at 10:00 a.m., Pacific Daylight Time, at the Millennium Biltmore Los Angeles, 506 South Grand Avenue, Los Angeles, California 90071, for the following purposes:

1.

To elect the nine directors nominated by our Board of Directors to hold office until our next annual meeting and until his or her successor is elected and qualified. The nominees for election to the Board are Sarah J. Anderson, Karen W. Colonias, John G. Figueroa, David H. Hannah, Mark V. Kaminski, Robert A. McEvoy, Gregg J. Mollins, Andrew G. Sharkey, III, and Douglas W. Stotlar. The Board of Directors recommends that stockholders vote FOR the election of each nominee as a director.

2.

To consider a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the Company’s named executive officers.

3.

To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019. The Board of Directors recommends that stockholders vote FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

4.	To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting to Stockholders (the “Notice”).

You are invited to attend the Annual Meeting. If you plan to attend the meeting, please see the instructions contained in the accompanying proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented, and we hope you will vote as soon as possible.

Only stockholders of record at the close of business on March 25, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of these stockholders is available at the offices of the Company in Los Angeles, California.

i

To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

William A. Smith II
Senior Vice President, General Counsel and Corporate Secretary
Los Angeles, California
April 5, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received them by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. This proxy statement, an Annual Report to Stockholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. To receive a paper or e-mail copy of these documents, free of charge, you must request one. Please request a copy (1) online at www.proxyvote.com; (2) by email to sendmaterial@proxyvote.com; or (3) by telephone at 1-800-579-1639. Please request your copy on or before May 1, 2019 to facilitate timely delivery.

Except as stated otherwise, none of the information on our website, Annual Report and stockholder letter constitute proxy-soliciting material.

PROXY STATEMENT

v

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2018. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING

DATE AND TIME:	May 15, 2019; 10:00 a.m. (Pacific Daylight Time)

PLACE:	Millennium Biltmore Los Angeles 506 South Grand Avenue Los Angeles, California 90071

RECORD DATE:	March 25, 2019

ITEMS OF BUSINESS:	1.	To elect nine directors nominated by the Board of Directors to serve until the 2020 annual meeting of stockholders and until their successors have been duly elected and qualified.

	2.	To consider a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.

	3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019.

	4.	To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

VOTING AND ATTENDANCE AT THE MEETING:

Stockholders of record as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted on. Voting may be done over the Internet, by telephone, by completing and mailing the proxy card, or in person at the Annual Meeting. Additional information including information about voting by beneficial holders who hold shares through a bank, broker or financial institution is provided under “Voting Information” on page 7 and “Information Concerning Our Common Stock” on page 9.

We hope you will attend the meeting in person. If you do, please bring with you a valid form of government-issued photo identification, such as a valid driver’s license or passport, and proof of ownership of our common stock as of the record date. If you are a beneficial holder, you may also vote in person at the meeting but only if you have obtained a legal proxy from your bank, broker or financial institution.

PROXY STATEMENT

Your vote is very important. Reliance’s Board of Directors is requesting that you allow your common stock to be represented and voted at the Annual Meeting by the Company’s officers (proxies) named on the proxy card. The proxy statement is first being sent and made available to our stockholders on or about April 5, 2019.

Business Highlights

•	Record net sales of $11.53 billion in 2018.
•	Record gross profit of $3.28 billion in 2018, increased $493.7 million, or 17.7%, from our second highest gross profit dollars in 2017.
•	Record pretax income of $850.6 million in 2018, increased $266.8 million, or 45.7%, from 2017.
•

Record earnings per diluted share of $8.75 per share in 2018, compared to $8.34 per diluted share in 2017. Excluding the impact of tax reform, our earnings per share increased $3.27, or 59.2%, from $5.52 in 2017 to $8.79 in 2018.(1)

•	Record share repurchases of $484.9 million in 2018.
•	$145.3 million of cash dividends in 2018.

Corporate Governance Highlights (see page 53)

•	All directors are elected annually by majority of votes cast.
•	The Company has an independent, non-executive Chairman of the Board.
•	Nine of our eleven directors, and seven of our nine directors nominated by the Board for re-election to the Board at this annual meeting, are independent.
•	All of our standing committees of the Board consist solely of independent directors.
•	Independent directors meet regularly in executive sessions.
•	Director retirement policy (age 75).
•	More than 93% Board and committee meeting attendance in 2018.
•	Stock ownership and retention requirements applicable to all directors and officers.
•	Prohibition of speculative and hedging transactions by all employees and directors.
•	Our stockholders have the right to act by written consent.
•	Special meetings may be called by stockholders holding shares entitled to cast not less than 10% in voting power of our outstanding stock.
•	Our Bylaws provide our stockholders with a meaningful proxy access right.
•	Board oversight in executive succession planning.
• No super‑majority voting requirements to approve mergers or other business combinations.

(1)

Earnings per diluted share, excluding the impact of tax reform, is not a performance measure under U.S. generally accepted accounting principles (“GAAP”). We believe it is appropriate to disclose this performance measure as it helps investors analyze business performance and trends. Earnings per diluted share, excluding the impact of tax reform, should be considered neither in isolation nor as a substitute for reported earnings per diluted share prepared in accordance with GAAP. The provisional estimate of the impact of tax reform and subsequent finalization of that assessment (decreased) increased earnings per diluted share ($0.04) and $2.28 in 2018 and 2017, respectively.

•	No stockholder rights plan or poison pill.
•	Reliance has adopted a Code of Conduct that applies to all directors, executive officers and senior management.
•	Annual Board and committee self-evaluations.
•	Clawback and recoupment policies.

Key Executive Compensation Practices

WHAT WE DO:

✓

Strong pay-for-performance compensation structure with approximately 74% of our former CEO’s (“Chief Executive Officer”) and 60% of our other NEOs’ target total direct compensation tied to performance metrics (see discussion beginning on page 22).

✓	Target total direct compensation of our NEOs designed to approximate the market median of our executive compensation peer group when targeted performance levels are achieved (see page 33).

✓	Clawback policy for cash and equity compensation (see page 39).

✓	Stock ownership and retention requirements applicable to all directors and corporate officers, including our NEOs (see pages 39 and 58).

✓	Double trigger provisions for accelerated vesting of restricted stock units upon a change in control (see page 39).

✓	All NEO performance-based equity awards are tied to a three-year performance target (see page 35).

✓	Broad and deep distribution of equity awards throughout management while managing the dilutive impact and expense associated with those awards (see page 56).

✓	Limited perquisites (see page 37).

✓	Annual stockholder advisory vote to approve named executive officer compensation (see page 11).

✓	Independent compensation committee (see page 31).

✓	Independent, non-executive Chairman of the Board enhances the effectiveness of the Board’s oversight and governance and compensation practices (see page 57).

✓	All variable compensation plans have caps on plan formulas; no unlimited compensation.

WHAT WE DON’T DO:

✗	No employment agreements, severance agreements, change in control/golden parachute agreements or other similar agreements with any executive officer.

✗	No repricing or replacement of stock options.

✗	No tax gross-ups for perquisites, change in control excise taxes or otherwise.

✗	No dividends on unvested performance-based restricted stock units. Dividends accrue and are paid only upon vesting subsequent to achievement of the applicable performance criteria.

✗	No hedging of Reliance common stock by directors, officers and employees subject to the quarterly trading blackout under our Insider Trading and Securities Compliance Policy.

✗

No pledging of Reliance securities by directors, officers and employees subject to the quarterly trading blackout under our Insider Trading and Securities Compliance Policy, except for grandfathered pledging arrangements by one director.

✗	No incentive plan design or feature which would encourage excessive risk-taking.

✗	No share recycling.

✗	No impact of tax reform on payouts under the Company’s performance-based awards.

Board Nominees (see page 10)

Committee Memberships
Name	Occupation	Independent	AC	CC	NGC	Other Public Company Boards
Sarah J. Anderson	Retired Partner, Ernst & Young LLP	X	C		X	American States Water Company
Karen W. Colonias	President and Chief Executive Officer, Simpson Manufacturing Co., Inc.	X	X	X		Simpson Manufacturing Co., Inc.
John G. Figueroa	Former Chief Executive Officer, Genoa Healthcare	X		C	X
David H. Hannah	Retired Chairman and Chief Executive Officer, Reliance Steel & Aluminum Co.					Boise Cascade Company
Mark V. Kaminski*	Executive Chairman, Graniterock	X	X
Robert A. McEvoy	Retired Managing Director, Goldman Sachs	X		X	X
Gregg J. Mollins	Senior Advisor to the CEO and Former President and Chief Executive Officer, Reliance Steel & Aluminum Co.
Andrew G. Sharkey, III	Former President and Chief Executive Officer, American Iron and Steel Institute	X		X	X
Douglas W. Stotlar	Former President and Chief Executive Officer, Con-way Inc.	X	X		C	LSC Communications Inc. and AECOM

AC	Audit Committee

CC	Compensation Committee

NGC	Nominating and Governance Committee

C	Chair

*	Non-executive Chairman of the Board of Directors

Voting Matters and Recommendations

Proposal	Board Recommendation

1. Election of Directors: The Board and the Nominating and Governance Committee believe that the combination of the various qualifications, skills and experiences of the director nominees will contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of and quality advice and counsel to the Company’s management. See page 10.

FOR the election of all named nominees

2. Advisory Vote on the Approval of the Compensation of our Named Executive Officers: We manage our business with the long-term objective of creating and maximizing value for our stockholders. Our pay-for-performance philosophy is aligned with and supports this objective. We are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. See page 11.

FOR

3. Ratification of Independent Registered Public Accounting Firm: The Audit Committee selected KPMG LLP to serve as the Company’s independent registered public accounting firm for 2019. KPMG LLP has served in this role since 2008. Stockholders will be asked to ratify and approve this selection at the Annual Meeting. See page 12.

FOR

VOTING INFORMATION

We are furnishing this proxy statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting to be held on Wednesday, May 15, 2019, at 10:00 a.m., Pacific Daylight Time, at the Millennium Biltmore Los Angeles, 506 South Grand Avenue, Los Angeles, California, 90071.

The Board of Directors selected Karla R. Lewis, our Senior Executive Vice President and Chief Financial Officer, and William A. Smith II, our Senior Vice President, General Counsel and Corporate Secretary, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the reasonable out-of-pocket expenses they incur to forward our proxy materials. We have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the distribution and solicitation of proxies. Based on our agreement with D.F. King, we anticipate paying fees of approximately $10,000, plus-out-of-pocket expenses, for these services. Your bank, broker or financial institution is not able to vote on your behalf for the election of directors or on any compensation issue unless you provide specific instructions by completing and returning a proxy or voting instruction form or by following instructions provided to you by your bank, broker or financial institution to vote your shares which often include instructions on how to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.

We intend only the three matters described in this proxy statement to be presented at the Annual Meeting. We will also transact any other business as may properly come before the meeting or any adjournments thereof.

Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the nominees named herein as directors, FOR the approval of the compensation of the Company’s named executive officers, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2019.

We intend to make this proxy statement and accompanying material available to each stockholder on the Internet beginning on or about April 5, 2019. An Annual Report, including a letter to the stockholders from the President and Chief Executive Officer and the Senior Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K, also will be available electronically. Some stockholders will receive these materials by mail and other stockholders may request copies of these materials at no cost. The Annual Report and stockholder letter are not incorporated in, and are not a part of, this proxy statement and do not constitute proxy-soliciting material.

If you are a stockholder of record and execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted:

•	by filing with our Corporate Secretary either an instrument revoking the proxy or a proxy bearing a later date, duly executed in either case; or
•

by voting in person at the meeting. Any written instrument or later dated proxy should be sent or delivered to the Corporate Secretary at the address shown on the first page above and must be received prior to the Annual Meeting.

In addition, prior to the deadline for Internet or telephone voting, you may change your vote using the Internet or telephone method, in which case only your latest Internet or telephone proxy submitted before the deadline will be counted.

If you hold your shares through a broker, bank, financial institution, or other nominee, then you are a beneficial holder, and you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, financial institution or other nominee.

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on the ratification of our independent registered public accounting firm.

INFORMATION CONCERNING OUR COMMON STOCK

Our only voting securities are shares of common stock, par value $0.001 per share. As of the record date of March 25, 2019, we had a total of 67,234,936 shares of common stock issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on the record date will be entitled to vote at the Annual Meeting.

The election of directors at the Annual Meeting will be uncontested. As a result, each nominee for election as a director at the Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee, with abstentions and broker non-votes not counted as either votes “FOR” or “AGAINST” that nominee’s election. As required by the Company’s Bylaws, in the event that an incumbent director fails to receive a majority of votes cast in an uncontested election, such incumbent director is required to submit his or her resignation to the Board of Directors within ten calendar days of the date of the certification of the election results. Pursuant to the procedures set forth in the Bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors within ten calendar days as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will then act on the resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and the Company will publicly disclose such decision by the Board of Directors with respect to the director nominee. Each of the Nominating and Corporate Governance Committee, in making its recommendation, and the Board of Directors, in making its decision, may consider any factors and other information that they consider appropriate and relevant. A director who tenders his or her resignation is not permitted to participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation.

The affirmative vote of a majority of votes present in person or by proxy and entitled to vote on the matter is required to (i) approve, on a non-binding advisory basis, the compensation of the named executive officers; and (ii) ratify the engagement of KPMG LLP as our independent registered public accounting firm for 2019. Accordingly, abstentions will count as votes “AGAINST” such proposals. Broker non-votes will have no effect on Proposal Numbers 1 and 2. Because the ratification of the appointment of KPMG LLP (Proposal No. 3) is considered a “routine” proposal, a broker holding shares as the nominee for a beneficial owner may vote for the proposal without voting instructions and, accordingly, we do not expect there to be any broker non-votes on Proposal No. 3.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

It is proposed that nine directors, seven of whom are independent directors, be elected to hold office until the 2020 annual meeting of stockholders and until their successors have been elected and qualified, subject to their earlier death, resignation or removal. Messrs. Mollins and Hannah are not considered independent directors because Mr. Mollins was our Chief Executive Officer until December 2018 and Mr. Hannah was an executive officer until August 2016.

The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has approved, and recommends to the stockholders, the individuals named below as nominees for election to the Board:

•Sarah J. Anderson	•Robert A. McEvoy
•Karen W. Colonias	•Gregg J. Mollins
•John G. Figueroa	•Andrew G. Sharkey, III
•David H. Hannah	•Douglas W. Stotlar
•Mark V. Kaminski

The election of directors at the Annual Meeting will be uncontested. Accordingly, a majority of the votes cast is required for the election of directors at the 2019 Annual Meeting. Neither Reliance nor your bank, broker or financial institution is able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your bank, broker or financial institution, which often include instructions on how to vote your shares via telephone or the Internet.

Our Board of Directors currently has eleven members. Each of Thomas W. Gimbel and Douglas M. Hayes will retire from the Board of Directors effective at the 2019 Annual Meeting, at which time the size of the Board will be reduced to nine members. We expect each nominee for election as a director will serve if elected. If any nominee is not able to serve, proxies may be voted by the proxyholders for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Certain information with respect to each nominee is set forth in “Management” below. See page 14.

The Board of Directors recommends that stockholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

PROPOSAL NO. 2 - ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. It is Reliance’s current policy to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the Annual Meeting. Accordingly, we anticipate that the next such vote will occur at the 2020 Annual Meeting of Stockholders.

In voting on this proposal, the Board of Directors encourages you to consider the detailed discussion of compensation matters in the Compensation Discussion and Analysis section, or CD&A, beginning on page 20.

The Board of Directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders of Reliance Steel & Aluminum Co. approve, on an advisory basis, the compensation paid to Reliance Steel & Aluminum Co.’s named executive officers, as disclosed in the 2019 Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the CD&A, the Summary Compensation Table and other compensation tables and the accompanying footnotes and narratives and any related material.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values our stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of votes present in person or by proxy and entitled to vote is required to approve this proposal.

Neither Reliance nor your bank, broker or financial institution is able to vote on your behalf to support the Company’s executive compensation unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your bank, broker or financial institution, which often include instructions on how to vote your shares via telephone or the Internet.

The Board of Directors recommends a vote FOR the compensation of the Company’s named executive officers. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the above resolution approving the compensation of our named executive officers.

PROPOSAL NO. 3 – RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, billed us the fees set forth in the table below for services provided in the last two years.

	Audit Fees

2018		$3,530,000
2017		$3,490,000

	Audit-Related Fees

2018		$146,000
2017		$141,000

	Tax Fees

2018		$13,000
2017		$12,000

	All Other Fees

2018		$-
2017		$-

Audit fees relate to services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, quarterly review of financial statements, audit services provided in connection with statutory and regulatory filings and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Tax fees are fees and expenses for professional services rendered by KPMG LLP in connection with U.S. and foreign tax compliance and planning, and consultation and advice on tax examinations.

The Audit Committee approved all of these services in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the services to be provided, the terms of the engagement letter, and all associated fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission (“SEC”). Each quarter, the Chief Financial Officer of the Company reports to the Audit Committee which services, if any, were performed and the amount of any fees that were incurred. The Audit Committee has delegated to the Chair of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chair will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

The Audit Committee selected KPMG LLP as the Company’s independent registered public accounting firm for 2019. KPMG LLP has served as the Company’s independent registered public accounting firm since 2008. The Board of Directors ratified this selection.

The Board of Directors believes there are significant benefits to having an independent registered public accounting firm with extensive history with the Company. These benefits include:

•

the high quality of their audit work and accounting advice, as a result of their institutional knowledge of our businesses, global operations, key risks, accounting policies, financial systems and internal control framework;

•	audit efficiency and effectiveness, resulting in a lower fee structure due to history and familiarity with our businesses; and
•	time and expense avoided by management and staff in onboarding a new independent registered public accounting firm.

At the Annual Meeting, stockholders will be asked to ratify and approve this selection. We are not required to have the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. Nevertheless we are presenting the selection of KPMG to our stockholders because we believe it is a good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The affirmative vote of a majority of shares present in person or by proxy and entitled to vote is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2019. Because the ratification of the appointment of KPMG LLP is considered a “routine” proposal, a bank, broker or financial institution holding shares as the nominee for a beneficial owner may vote for the proposal without voting instructions and, accordingly, we do not expect there to be any broker non-votes on this proposal.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2019. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2019.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance
James D. Hoffman	60	President; Chief Executive Officer
Karla R. Lewis	53	Senior Executive Vice President; Chief Financial Officer
William K. Sales, Jr.	62	Executive Vice President, Operations
Jeffrey W. Durham	56	Senior Vice President, Operations
Stephen P. Koch	52	Senior Vice President, Operations
Michael P. Shanley	61	Senior Vice President, Operations
William A. Smith II	51	Senior Vice President, General Counsel and Corporate Secretary
Sarah J. Anderson(1)(3)	68	Director
Karen W. Colonias(1)(2)	61	Director
John G. Figueroa(2)(3)	56	Director
Thomas W. Gimbel(3)(5)	67	Director
David H. Hannah	67	Director
Douglas M. Hayes(1)(2)(3)(5)	75	Director
Mark V. Kaminski(1)(4)	63	Director
Robert A. McEvoy(2)(3)	52	Director
Gregg J. Mollins	64	Director; Senior Advisor to the Chief Executive Officer
Andrew G. Sharkey, III(2)(3)	72	Director
Douglas W. Stotlar(1)(3)	58	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	Non-executive Chairman of the Board.
(5)	Messrs. Gimbel and Hayes are retiring from the Board and not standing for re-election at the 2019 Annual Meeting. Accordingly, their respective biographies are not presented below.

Directors

Sarah J. Anderson was appointed a director of Reliance in July 2012. Ms. Anderson retired from Ernst & Young LLP in June 2008 after more than 24 years with the firm, including as an assurance and advisory services partner from 1987 to 2008. Ms. Anderson is a certified public accountant (inactive) and is a member of the AICPA and the California Society of CPAs. Ms. Anderson was appointed by the Governor of California to the California Board of Accountancy for two four-year terms, which ended in 2015, and included tenure as president of the board. Ms. Anderson serves on the board of American States Water Company, a NYSE-listed public company, which has three principal business units: water and electric service, utility operations and contracted services, for which Ms. Anderson serves as the chair of the audit committee. Ms. Anderson also served on the board and as audit committee chair of Kaiser Ventures LLC (the reorganized successor to Kaiser Steel Corporation that filed for bankruptcy protection in 1987) until May 2013 when the company’s assets were transferred to a liquidating trust. Ms. Anderson serves on the audit committee of the Orange County Community Foundation and as an emeritus director of Pacific Symphony, a non-profit 501(c)(3) organization for which she served four years as chair of the board. Ms. Anderson also serves on the Board of Trustees of South Coast Repertory, a non-profit 501(c)(3) organization, where she is a member of the finance committee and the Vice President of Development. Ms. Anderson serves as Chair of our Audit Committee and as a member of our Nominating and Governance Committee. Ms. Anderson served as a member of our Compensation Committee from January 1, 2016 through December 31, 2016. The Board of Directors has determined that Ms. Anderson is an independent director and that she qualifies as an audit committee financial expert.

Ms. Anderson brings extensive financial and accounting expertise and audit committee experience to our Board of Directors and Audit Committee. Ms. Anderson offers financial experience that enables her to understand and analyze accounting matters and to communicate well with both our internal and external auditors. She keeps abreast of current accounting and financial topics and is able to ask appropriate questions of management and auditors alike. Ms. Anderson has an understanding of tax, audit procedures, financial reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through her work as an auditor and board member of another public company.

Karen W. Colonias was appointed a director of Reliance in October 2016. Ms. Colonias has been the President and Chief Executive Officer of Simpson Manufacturing Company Inc. (“SSD”), a NYSE-listed public company and manufacturer of building materials, since January 2012. Ms. Colonias has also served on SSD’s board of directors since 2013. From May 2009 to January 2012, Ms. Colonias served as SSD’s Chief Financial Officer, Treasurer and Secretary. Prior to that, Ms. Colonias was Vice President of SSD’s global structural product solutions subsidiary, Simpson Strong-Tie Company Inc. and, in that capacity, managed Simpson Strong-Tie’s manufacturing facility in Stockton, California from 2004 to 2009. From 1998 to 2009, as SSD’s Vice President of Engineering, Ms. Colonias was responsible for Simpson Strong-Tie’s research and development efforts. Ms. Colonias joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development. Ms. Colonias serves as a member of our Audit Committee and our Compensation Committee. The Board of Directors has determined that Ms. Colonias is an independent director.

Ms. Colonias is experienced in strategic planning, mergers and acquisitions, facility and plant operations, international business and global finance. Based on her executive experience, including as the Chief Executive Officer of SSD, Ms. Colonias provides valuable insight on the management of the Company and its operations.

John G. Figueroa was appointed a director of Reliance in October 2010. From July 2014 to September 2018, Mr. Figueroa was the chief executive officer of Genoa Healthcare, the leading behavioral health specialty pharmacy in the United States. Mr. Figueroa has served as chairman of the board of directors of Apria Healthcare Group Inc., one of the nation's leading home healthcare companies, since November 2012 and also served as the company’s chief executive officer from November 2012 until January 2014. From January 2011 until June 2012, Mr. Figueroa served as a director and the chief executive officer of Omnicare, Inc., which was a public company during that time and a leading provider of pharmaceuticals to seniors. From 2006 to December 2010, Mr. Figueroa served as president of the U.S. Pharmaceutical Group of McKesson Corporation, the largest pharmaceuticals distributor in North America. Mr. Figueroa served in other senior management positions with McKesson Corporation from 1997 to 2006. Mr. Figueroa has served as an officer in the United States Army. Mr. Figueroa serves as Chair of our Compensation Committee and as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Figueroa is an independent director.

Mr. Figueroa has developed an expertise in distribution and supply chain management and operations. In August 2010, when he was president of the U.S. Pharmaceutical Group of McKesson, Mr. Figueroa was named the Supply Chain Executive of the Decade by the Global Supply Chain Leaders Group for making significant contributions to the advancement of supply chain management and maintaining sustainable, responsible business practices in global operations. Mr. Figueroa’s expertise allows him to assist management in increasing efficiency in and marketing for our distribution operations. Mr. Figueroa’s experience in the healthcare industry and mergers and acquisitions provides a different perspective and increased diversity on the Board of Directors.

David H. Hannah was appointed a director of Reliance in 1992. Mr. Hannah served as Chief Executive Officer of Reliance from January 1999 to May 2015, Chairman of the Board from October 2007 to May 2015, Executive Chairman of the Board from May 2015 to July 2016, and Chairman Emeritus from July 2016 until his retirement in August 2016. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Company’s Los Angeles Reliance Steel Company division from 1989 to 1990. Mr. Hannah served as an officer of the Company from 1981 until his retirement in August 2016. For eight years before joining Reliance in 1981, Mr. Hannah was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).

As the former Chief Executive Officer of the Company, Mr. Hannah has an in-depth knowledge of the Company’s operations and its strategic vision. He developed and implemented the Company’s merger and acquisition growth strategy that has resulted in over 65 acquisitions since our initial public offering in September 1994. Mr. Hannah’s financial background and business management experience enabled him to assess and value potential acquisition target companies. Mr. Hannah is well respected within the metals service center industry. He has proven his ability to raise debt and equity capital for the Company and effectively led our management team for over 15 years. Mr. Hannah previously served as chairman of the board of directors of the Metals Service Center Institute. Since November 2014, Mr. Hannah has served as a director of Boise Cascade Company, a NYSE-listed public company, and serves on its compensation committee and corporate governance and nominating committee.

Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was elected our non-executive Chairman of the Board in July 2016, after having served as our Lead Director since January 2015. Mr. Kaminski serves as a director, executive chairman and a member of the audit, nominating and governance, and compensation committees of Graniterock, a privately-held company that provides products to the construction industry, and during 2012 served as chief executive officer of Graniterock. Mr. Kaminski was president and chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.), a manufacturer of aluminum products, from 1991 until his retirement in June 2004. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Mr. Kaminski also served as a member of our Compensation Committee and our Nominating and Governance Committee until 2019 and serves as a member of our Audit Committee. From October 2010 to January 2015, Mr. Kaminski was the chairman of the Compensation Committee. From 2006 to 2010 he was Chairman of the Nominating and Governance Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

Based on his experience as executive chairman of Graniterock and as president and chief executive officer of Commonwealth Industries Inc., where he grew sales from $240 million to $2.5 billion, Mr. Kaminski offers valuable insight in the management of the Company and its growth. During his over 40-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also able to provide guidance on improving and maintaining the Company’s excellent operational efficiency and safety performance.

Robert A. McEvoy was appointed to the Board of Directors in October 2015. Mr. McEvoy has a wealth of knowledge of the metals industry, mergers and acquisitions, corporate finance, and equity portfolio management. Mr. McEvoy retired from The Goldman Sachs Group, Inc., a multinational investment bank and financial services company, in April 2014 after nine years with the firm. As a managing director at Goldman Sachs, Mr. McEvoy was a portfolio manager focused on the materials and industrials sectors. From 1989 to 2001, Mr. McEvoy held various positions with the investment banking firms of DLJ and Credit Suisse First Boston. Mr. McEvoy serves as a member of our Compensation Committee and Nominating and Governance Committee. The Board of Directors has determined that Mr. McEvoy is an independent director.

Mr. McEvoy’s investment banking and equity investment background, including his particular focus on the metals and mining industry and prior investment banking and analyst experience covering Reliance, enables him to assist the Board and the Company with the benefit of his knowledge of our Company, our industry and competitors, capital markets and financing strategies. Mr. McEvoy’s experience as an investor provides the Board and management perspective on the landscape in which Reliance competes for capital. Mr. McEvoy’s investment banking experience offers insight and experience in evaluating merger and acquisition opportunities. Mr. McEvoy’s historical knowledge of Reliance and the global metals industry as a former analyst covering Reliance and other metals companies affords him a unique perspective and understanding of our business.

Gregg J. Mollins was appointed a director of Reliance in September 1997 and also serves as Senior Advisor to the Chief Executive Officer. Mr. Mollins was President and Chief Executive Officer from May 2015 to December 2018. Mr. Mollins became President in 2002 and served as Chief Operating Officer from May 1994 to May 2015. Mr. Mollins was Executive Vice President from November 1995 to January 2002. He also served as Vice President and Chief Operating Officer from 1994 to 1995 and as Vice President from 1992 to 1994. Mr. Mollins joined Reliance in 1986 as Division Manager of the former Santa Clara division, following ten years with certain of our competitors in various sales and sales management positions.

Mr. Mollins has spent his entire career in the metals service center industry and has been exposed to every operational area of the business. As our former President and Chief Executive Officer, he offers in-depth industry expertise and has developed extensive contacts in the metals service center industry and with mills and other suppliers.

Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement in October 2008. From 1978 to 1993, Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metals Service Center Institute), which represents the metals service center industry as well as steel suppliers and mills. Mr. Sharkey serves as a member of our Nominating and Governance Committee and our Compensation Committee. Mr. Sharkey previously served as a member of our Audit Committee and the Chair of our Nominating and Governance Committee. From February 2009 through December 2013, Mr. Sharkey also served as a director and a member of the compensation committee and the governance and nominating committee of General Moly, Inc., a publicly traded company with securities listed on the NYSE American. The Board of Directors has determined that Mr. Sharkey is an independent director.

Mr. Sharkey has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute, and as the former president and chief executive officer of the American Iron and Steel Institute has extensive knowledge of steel suppliers and our peer companies and potential acquisition targets that operate in the steel distribution industry, as well as familiarity with the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand, as well as market factors that impact mills and how they will ultimately impact metals service centers. Mr. Sharkey’s experience offers a perspective of the global market and insight into steel trade issues.

Douglas W. Stotlar was appointed a director of Reliance in October 2016. Mr. Stotlar served as President, Chief Executive Officer and Director of Con-way Inc., a transportation and logistics company (previously known as CNF Inc.) from April 2005 until October 2015. He served as President and Chief Executive Officer of Con-way Transportation Services Inc., a regional trucking enterprise (“CTS”) and a subsidiary of Con-way Inc., from 2004 until 2005. Mr. Stotlar also served as CTS' Executive Vice President and Chief Operating Officer from 2002 until 2004, and as CTS' Executive Vice President of Operations from 1997 until 2002. He served as Vice President at large and was a member of the executive committee of the American Trucking Association and as a director for the Detroit branch of the Federal Reserve Bank of Chicago from December 2014 until December 2016. Mr. Stotlar currently serves as a director at AECOM, a NYSE-listed public company, and LSC Communications, Inc. (“LSC”), also a NYSE-listed public company. Mr. Stotlar serves on the strategy, risk and safety committee and the audit committee of AECOM and on the audit and compensation committees of LSC. Mr. Stotlar serves as a member of our Audit Committee and as the Chair of our Nominating and Governance Committee. Mr. Stotlar previously served as a member of our Compensation Committee. The Board of Directors has determined that Mr. Stotlar is an independent director.

Mr. Stotlar brings substantial knowledge of the logistics industry, which is important in our business. In addition, Mr. Stotlar’s prior experience as a chief executive officer of a public company provides insight on stockholder relations and management matters. In addition, Mr. Stotlar's experience on boards of other public companies positions him well to serve as a member of our Audit Committee and as Chair of our Nominating and Governance Committee.

Executive Officers

James D. Hoffman became President and Chief Executive Officer in January 2019. From March 2016 until his promotion to Chief Executive Officer, Mr. Hoffman served as our Executive Vice President and Chief Operating Officer. Mr. Hoffman served as the Company's Executive Vice President, Operations since May 2015, and as Senior Vice President, Operations since 2008. Mr. Hoffman served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company (“EMJ”), from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of EMJ in 2006, having been a vice president of EMJ since 1996.

Karla R. Lewis became Senior Executive Vice President in May 2015, Executive Vice President in January 2002 and was appointed Assistant Corporate Secretary in 2007. Mrs. Lewis continues as our Chief Financial Officer, having served as Senior Vice President and Chief Financial Officer since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant (inactive), was employed by Ernst & Young LLP in various professional staff positions. Mrs. Lewis also serves as a member of the board of directors and treasurer of the Metals Service Center Institute.

William K. Sales, Jr. became Executive Vice President, Operations in May 2015. From 2002 until his promotion to his current position, Mr. Sales served as Senior Vice President, Operations. Mr. Sales joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now DCO Management, LLC, a subsidiary of Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance. Mr. Sales is a member of the board of the Metals Service Center Institute and formerly served as the chair of its aluminum products division council.

Jeffrey W. Durham became Senior Vice President, Operations in January 2019. From 2014 until he joined Reliance, Mr. Durham was Vice President, Merchandising at EMJ. Mr. Durham joined EMJ in 1985 and has held various leadership roles in sales, general management and purchasing, and was also responsible for the opening of EMJ's Malaysia operation.

Stephen P. Koch became Senior Vice President, Operations in April 2010. From July 2007 until he joined Reliance, Mr. Koch was president of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of executive vice president of Chapel Steel Corp. from 2005 to June 2007, and vice president of Chapel Steel Corp. from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.

Michael P. Shanley was appointed Senior Vice President, Operations in April 2015. Mr. Shanley was president of Liebovich Bros., Inc., a subsidiary of Reliance, since September 2009, having been vice president and general manager of Hagerty Steel and Aluminum, a division of Liebovich Bros., from January 2005 to

September 2009. Mr. Shanley joined Liebovich Bros. in 1978 and held various sales and management positions prior to 2005.

William A. Smith II was appointed Senior Vice President, General Counsel and Corporate Secretary in May 2015, having served as Vice President, General Counsel and Corporate Secretary since May 2013. From August 2009 to May 2013, Mr. Smith served as senior vice president, chief legal officer and secretary of Metals USA Holdings Corp., a publicly traded metals service center business acquired by Reliance in April 2013. From June 2005 to August 2008, Mr. Smith served as senior vice president, general counsel and secretary of Cross Match Technologies, Inc. and also as director of corporate development from September 2006 to August 2008. Prior to that, he was a partner in the corporate and securities practice group of the international law firm DLA Piper, where he practiced corporate law, including mergers and acquisitions.

Other Corporate Officers

In addition, the following Reliance officers are expected to make significant contributions to our operations:

Arthur Ajemyan became Vice President, Corporate Controller in May 2014, having been promoted from Corporate Controller, a position which he had held since August 2012. From 2005 to 2012, Mr. Ajemyan held various positions in the accounting and finance department at Reliance, including Group Controller and Director of Financial Reporting. Prior to joining Reliance, Mr. Ajemyan, a certified public accountant, held various professional staff and manager positions at PricewaterhouseCoopers, LLP from 1998 to 2005.

Brenda S. Miyamoto became Vice President, Corporate Initiatives in August 2012, having been promoted from Vice President, Corporate Controller, a position which she had held since May 2007. Prior to that time, Ms. Miyamoto served as Corporate Controller from January 2004 until August 2012 and Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant (inactive), was employed by Ernst & Young LLP in various professional staff and manager positions.

Donald J. Prebola became Vice President, Health, Safety & Human Resources in June 2015, having served as Vice President, Human Resources since August 2011. Mr. Prebola served as Senior Vice President, Operations of our subsidiary, Infra-Metals Co., from 2008 to July 2011. Prior to that he had served as Co-General Manager of Infra-Metals Co. since 1990.

John A. Shatkus became Vice President, Internal Audit in August 2012, having been promoted from Director, Internal Audit, a position which he had held since May 2005. Prior to joining Reliance, Mr. Shatkus was Audit Manager at Sempra Energy and held various management positions at Sempra Energy over a 20-year period, including Regulatory Affairs Manager and Accounting Manager. Mr. Shatkus is a certified public accountant.

Silva Yeghyayan became Vice President, Tax in August 2012, having been promoted from Director, Tax, a position which she had held since October 2005. Ms. Yeghyayan is a certified public accountant and was a tax consultant from April 2004 until joining Reliance in 2005. Ms. Yeghyayan was Senior Tax Manager at Grant Thornton LLP from 2000 to 2004, and held various professional staff and manager positions at Arthur Andersen LLP from 1989 to 2000.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and program and how it applies to our executive officers, including our named executive officers identified below (whom we sometimes refer to collectively as our “NEOs”).

Named Executive Officer	Title
James D. Hoffman(1)	President and Chief Executive Officer
Karla R. Lewis	Senior Executive Vice President and Chief Financial Officer
William K. Sales, Jr.	Executive Vice President, Operations
Michael P. Shanley	Senior Vice President, Operations
Gregg J. Mollins(2)	Former Chief Executive Officer and President

(1)

In accordance with the Company’s succession plan, Mr. Hoffman was promoted to President and Chief Executive Officer effective January 1, 2019 following the retirement of Mr. Mollins as the Company’s Chief Executive Officer and President. During all of 2018, Mr. Hoffman served as Executive Vice President and Chief Operating Officer.

(2)	Mr. Mollins served as the Company’s President and Chief Executive Officer through the end of 2018, when he transitioned to the non-officer role of Senior Advisor to the CEO effective January 1, 2019.

Executive Summary

Excellent operational execution coupled with continued growth and a positive pricing environment throughout 2018 delivered record net sales, gross profit, pretax income and earnings per diluted share. 2018 financial highlights included:

•	Record net sales of $11.53 billion, an 18.7% increase from 2017;
•	Record gross profit of $3.28 billion, a 17.7% increase from 2017;
•	Our 2018 gross profit margin of 28.4% was near the high end of our estimated sustainable annual range of 27% to 29%;
•	Record pretax income of $850.6 million, a 45.7% increase from 2017; and
•	Record earnings per diluted share of $8.75 per share. Excluding the impact of tax reform, our earnings per share increased $3.27, or 59.2%, from $5.52 in 2017 to $8.79 in 2018.

Our record earnings, driven by higher average selling prices and shipment levels, along with our strong gross profit margin and effective working capital generated cash flow from operations of $664.6 million. We used our strong operating cash flow to further grow the Company in 2018 by completing three acquisitions and purchasing the remaining 40% noncontrolling interest of our toll processing joint venture in Mexico and investing $239.9 million in capital expenditures, while also returning value to our stockholders with $145.3 million of cash dividends and a record $484.9 million of share repurchases.

We believe the compensation of our NEOs in 2018 was aligned with our performance. Payments to the NEOs under our 2018 Annual Cash Incentive Plan were above target, consistent with management’s delivery of industry-leading operating results and record net sales, gross profit, pretax income and earnings per diluted share.

Executive Compensation Program Design

Our executive compensation program is designed to reward the Company’s executive officers for strong operational and financial performance, attract and retain key executive talent, and align compensation with the long-term interests of our stockholders. We structure our executive officers’ target total direct compensation to be competitive with the median compensation paid by companies with whom we may compete for executive talent, including those in our executive compensation peer group. We link a majority of our executives’ compensation to Company performance to drive our financial and operating performance and increase stockholder value. We believe that this pay-for-performance philosophy has been instrumental to our success.

We manage our business with the long-term objective of creating and maximizing value for our stockholders. Our pay-for-performance philosophy is aligned with and supports this objective.

Consistent with our past practice, the Compensation Committee evaluates performance by reviewing:

•	our operating and financial results, including performance against our executive compensation peer group, our industry peer group, and general economic factors that impact our business and industry;
•	economic return to stockholders over time, both on an absolute basis and relative to other companies, including the S&P 500, our executive compensation peer group and our industry peers; and
•	achievement of the Company’s goals and objectives (including management development, safety performance, working capital management, and capital allocation).

The Compensation Committee has linked a majority of our executives’ total direct compensation directly to the achievement of specific, pre-established Company performance targets. In 2018, approximately 74% of our former CEO’s and 60% of our other NEOs’ target total direct compensation was tied to performance targets.

2018 Financial and Operating Highlights

The following table highlights our financial and operating results in 2018 compared to 2017:

	2018		2017		Change
Sales	$11.53	billion	$9.72	billion	18.7%
Tons sold in '000s	6,112.6		6,053.4		1.0%
Average selling price per ton sold	$1,885		$1,599		17.9%
Gross profit margin	28.4%		28.7%		(0.3)%
Operating income	$937.5	million	$662.4	million	41.5%
Net income(1)	$633.7	million	$613.4	million	3.3%
Cash flow from operations	$664.6	million	$399.0	million	66.6%
Earnings per diluted share(1)	$8.75		$8.34		4.9%
Closing market price of stock at December 31	$71.17		$85.79		(17.0)%
Pretax income margin(2)	7.5%		6.0%		1.5%
Annual return on assets ("ROA")(2)(3)	12.1%		8.7%		3.4%
Dividends paid per share	$2.00		$1.80		11.1%

(1)	The 2017 amount includes a $207.3 million, or $2.82 per diluted share, income tax benefit as a result of the Tax Cuts and Jobs Act of 2017.
(2)	Excludes non-recurring charges and credits, including impairment charges and gains on non-operating asset sales in 2018 and 2017.
(3)	Return on assets is calculated as operating income, excluding various non-recurring charges and credits, for the year divided by the average total assets for the year.

We continued to execute our balanced capital allocation in 2018 using cash flow from operations to fund our growth activities by making three strategic acquisitions and purchasing the remaining 40% noncontrolling interest of our toll processing joint venture in Mexico, investing in organic growth, and returning value to our stockholders through increased dividend payments and stock repurchases. In February 2018, we increased our quarterly dividend by 11.1% to $0.50 per share from $0.45 per share. We paid a total of $145.3 million in dividends to our stockholders in 2018. In February 2019, the Company increased the quarterly dividend by 10.0% to $0.55 per share. Since 2012, the Company’s quarterly dividend has more than tripled from $0.15 to $0.55 per share. We have increased our dividend 26 times since our 1994 IPO and have paid regular quarterly dividends to our stockholders for 59 consecutive years.

During 2018, we repurchased approximately 6.1 million shares of our common stock at an average cost of $79.94 per share, for a record total of $484.9 million. On October 23, 2018, our Board of Directors amended our share repurchase plan, increasing the total authorized number of shares available to be repurchased by 5.0 million and extending the duration of the plan through December 31, 2021. As of December 31, 2018, we had authorization under the plan to purchase approximately 7.0 million shares, or about 11% of our then outstanding shares. The Company expects to continue opportunistically repurchasing shares of its common stock in the future.

See “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 27, 2019 for a more detailed discussion of our results of operations in 2018 compared to 2017 and our financial condition.

Relationship Between Pay and Performance

A majority of our executive compensation is tied to performance through annual cash incentive awards and long-term equity incentive awards. We believe compensation of our NEOs in 2018 was aligned with operational performance in 2018. Management delivered industry-leading operating results, and the Company achieved multiple records, including record net sales, record annual gross profit dollars, record pretax income dollars and record earnings per diluted share of $8.75. Consistent with the delivery of such industry-leading results, each NEO received payments above target but below the maximum under each of the annual cash incentive plan and performance-based equity awards.

In 2018, our NEOs participated in our annual cash incentive plan which pays out only if the Company achieves certain levels of pretax income margin. Pretax income margin is calculated based on the Company’s annual income before income taxes as a percentage of net sales as adjusted for certain non-recurring items. If the Company achieves a pretax income margin within the range of 3.00% and 8.50%, with a target of 5.75%, then mathematical interpolation is applied to determine the actual incentive award. The Company’s pretax income margin increased from 6.0% to 7.5%, resulting in each NEO receiving a payment of 245% of their base salary.

Results for the performance-based equity awards granted in 2016 were determined in the first quarter of 2019 based on the three-year performance period ended December 31, 2018. Performance results (based on the Company’s return on assets) for the 2016 awards were also above target but below the maximum, resulting in 130% of the target number of awards vesting.

The Compensation Committee, in consultation with Pay Governance (the Compensation Committee’s independent executive compensation advisor) and with input from management believes that pretax income margin represents an appropriate metric for measuring the Company’s financial performance under the annual cash incentive plan as it aligns with how management and the Board measure the Company’s performance. Pretax income margin is typically the most important metric used in the Company’s corporate and operational decision-making. Since 2016, pretax income margin has been used as the financial metric for measuring the Company’s financial performance under the annual cash incentive plan and the Compensation Committee continues to believe that it is an appropriate metric to align pay opportunities with the Company’s financial performance. The Compensation Committee believes that utilizing pretax income margin as the metric for measuring performance under the annual cash incentive plan complements and achieves an appropriate balance with the ROA metric under the long-term equity incentive award program.

The table below demonstrates that based on the Company’s historical results relative to its peer group, the pretax income margin goals are (i) reasonably demanding relative to threshold and target and (ii) extremely demanding relative to maximum performance.

RELIANCE STEEL & ALUMINUM CO.'S PRETAX MARGIN RESULTS
9.00%
8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
3.75%
4.75%
6.25%
7.25%
5.50%
5.25%
5.50%
5.75%
6.00%
7.50%
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018

Goal		% Time Company Achieved	Rank vs. Proxy Peers (Percentile)
Max:	8.5%	0%	65th
Target:	5.75%	50%	49th
Min:	3%	100%	35th

For 2018, each NEO had a target cash incentive award of 150% of base salary, which would be earned if the Company achieved pretax income margin of 5.75%. However, no NEO would receive a payout under the plan if pretax income margin was less than 3%. The maximum payout under the plan of 300% of base salary would be earned if pretax income margin equaled or exceeded 8.5%, a level of performance not achieved since 2008.

For a discussion of the Company’s cash incentive compensation achievement versus the minimum, target and maximum, see “Principal Components of Our Executive Compensation Program - Annual Cash Incentive Awards” (see page 34).

The NEOs’ performance-based equity awards are tied to achieving an ROA target. The Compensation Committee has determined that ROA, which is directly influenced by management’s decisions, is the most effective metric to measure management’s long-term performance. ROA also complements and achieves an appropriate balance with the pretax income margin metric under the annual cash incentive award program. The outstanding 2017, 2018 and 2019 performance-based equity awards will vest when the Company achieves a ROA result within a specified range over the three-year performance period.

The allocation of performance-based and service-based awards is intended to balance performance and retention objectives. In striking the appropriate balance, the Compensation Committee sought to design a policy that incentivizes strong performance while also strengthening the retention aspects of the long-term equity awards since the Company does not maintain employment agreements with its officers. Accordingly, since 2016 at least 74% of our CEO’s equity awards and 60% of our other NEOs’ equity awards have been tied to performance targets. The remaining awards are service-based. Results for the performance-based equity awards granted in 2016, which vested on December 31, 2018, were determined in the first quarter of 2018 and resulted in 130% of the target number of awards vesting.

Key Executive Compensation Practices

WHAT WE DO:

✓

Strong pay-for-performance compensation structure with approximately 74% of our former CEO’s and 60% of our other NEOs’ target total direct compensation tied to performance metrics (see discussion beginning on page 22).

✓	Target total direct compensation of our NEOs designed to approximate the market median of our executive compensation peer group when targeted performance levels are achieved (see page 33).

✓	Clawback policy for cash and equity compensation (see page 39).

✓	Stock ownership and retention requirements applicable to all directors and corporate officers, including our NEOs (see pages 39 and 58).

✓	Double trigger provisions for accelerated vesting of restricted stock units upon a change in control (see page 39).

✓	All NEO performance-based equity awards are tied to a three-year performance target (see page 35).

✓	Broad and deep distribution of equity awards throughout management while managing the dilutive impact and expense associated with those awards (see page 56).

✓	Limited perquisites (see page 37).

✓	Annual stockholder advisory vote to approve named executive officer compensation (see page 11).

✓	Independent compensation committee (see page 31).

✓	Independent, non-executive Chairman of the Board enhances the effectiveness of the Board’s oversight and governance and compensation practices (see page 57).

✓	All variable compensation plans have caps on plan formulas; no unlimited compensation.

WHAT WE DON’T DO:

✗	No employment agreements, severance agreements, change in control/golden parachute agreements or other similar agreements with any executive officer.

✗	No repricing or replacement of stock options.

✗	No tax gross-ups for perquisites, change in control excise taxes or otherwise.

✗	No dividends on unvested performance-based restricted stock units. Dividends accrue and are paid only upon vesting subsequent to achievement of the applicable performance criteria.

✗	No hedging of Reliance common stock by directors, officers and employees subject to the quarterly trading blackout under our Insider Trading and Securities Compliance Policy.

✗

No pledging of Reliance common stock by directors, officers and employees subject to the quarterly trading blackout under our Insider Trading and Securities Compliance Policy, except for grandfathered pledging arrangements by one director.

✗	No incentive plan design or feature which would encourage excessive risk-taking.

✗	No share recycling.

✗	No impact of tax reform on payouts under the Company’s performance-based awards.

2018 Say on Pay Vote

We provide our stockholders with the opportunity to cast an annual advisory vote to approve compensation of our NEOs. In 2018, our stockholders overwhelmingly approved, on a non-binding, advisory basis, the compensation of our NEOs, indicating support for our compensation policies with over 99.1% of the votes cast in favor of such compensation. The Compensation Committee considered the favorable advisory vote as support for its belief that the Company’s pay-for-performance policy operates as it was designed to do, aligning the interests of our executive officers and stockholders and driving the NEOs’ performance to enhance long-term stockholder value and achieve Company objectives. The Compensation Committee will continue to consider the outcome of the annual advisory vote to approve compensation when making future compensation decisions for the NEOs.

2019 Executive Succession

Mr. Mollins stepped down as President and CEO effective December 31, 2018. As a result of a strategic, deliberate and well-executed long-term succession planning process, the Company’s Board of Directors unanimously elected Mr. Hoffman to succeed Mr. Mollins as President and CEO effective January 1, 2019. Concurrent with Mr. Hoffman's promotion, Mr. Mollins transitioned to the role of Senior Advisor to the CEO, which position he will hold until his retirement from the Company on December 31, 2019.

In connection with his promotion, Mr. Hoffman's base salary was increased to $1,075,000 effective January 1, 2019. Mr. Hoffman will continue to receive an annual non-equity incentive plan award with a target award of 150% of his base salary and equity compensation awards as determined by the Compensation Committee from time to time.

As Senior Advisor to the CEO, Mr. Mollins will receive a base salary of $1,075,000 effective January 1, 2019. Mr. Mollins will also be eligible to receive an annual non-equity incentive plan award with a target award of 150% of his base salary in 2019.

In connection with the succession plan, the Compensation Committee increased Mrs. Lewis' base salary to $900,000 effective January 1, 2019. Mrs. Lewis’ salary increase was made in recognition of her performance and value to the Company and to encourage her retention. Mrs. Lewis will also continue to receive an annual non-equity incentive plan award with a target award of 150% of her base salary and equity compensation awards as determined by the Compensation Committee from time to time.

Overview of Our Executive Compensation Program

Compensation Program Objectives

Our compensation program is designed and managed to align executive compensation with Company performance, to motivate our executives to deliver financial and operating results that create value for our stockholders and to attract and retain key executive talent. While the Compensation Committee has structured individual pay elements to vary from market medians, it aims for our NEOs total compensation to approximate the median when performance targets are achieved. We believe it is important that our executive compensation program:

•

Aligns the interests of our executives with those of our stockholders. We align the financial interests of our executive officers with the interests of our stockholders by tying a majority of our executives’ incentive compensation directly to Company performance. In addition, we have implemented significant stock ownership requirements for our executive officers to strengthen the alignment of their interests and our stockholders’ interests.

•

Promotes and maintains a performance and achievement-oriented culture. The majority of our NEOs’ total direct compensation is tied directly to Company performance through our annual cash incentive awards and performance-based equity awards. We establish performance targets that are demanding, support our strategic and financial objectives and promote long-term stockholder value, without encouraging unnecessary or excessive risk taking.

•

Is competitive. Our program is designed to attract, retain and motivate talented and skilled executives. As such, we structure total direct compensation at target to be competitive with the median compensation paid by companies with whom we may compete for executive talent, including those in our executive compensation peer group. While individual pay elements may vary from market medians, we aim to approximate total pay at median when performance targets are achieved.

The Company enjoys a team-oriented corporate culture and rewards the entire team of executives and corporate officers for their collaborative effort that is reflected in the Company's industry leading performance. Attracting and retaining a team of outstanding executive officers with complementary skills and expertise has proven successful for the Company's growth, both organically and through acquisitions, and for maintaining the Company's profitable financial performance, each of which enhances stockholder value. In order to promote our team culture, the Compensation Committee considers internal pay equity when setting compensation levels for our executives. This team approach is best illustrated by our annual cash incentive award program in which all NEOs have the same target annual cash incentive award opportunity (150% of their respective base salaries) based on the same performance objectives. Moreover, equity awards for NEOs are also fairly comparable, with the exception of the CEO.

Elements of Compensation

A summary of the main elements of our executive compensation program is set forth below:

Element	Type		Description
Cash	Base salaries (see page 34)		•The only component comprised of fixed cash compensation. •Base salaries for our NEOs approximate the market median paid to comparable officers in our executive compensation peer group.
	Annual performance-based cash incentive awards (see page 34)	

•The 2018 annual cash incentive plan opportunity was established on a sliding scale, ranging from zero for results below the 3% pretax income margin threshold, 20% of base salary for results at the 3% pretax income margin threshold, a target of 150% of base salary at 5.75% pretax income margin and up to a maximum of 300% of base salary for pretax income margin of 8.5% or higher.

•2018 pretax income margin was 7.5%, which resulted in each NEO receiving 245% of base salary.

•Target annual cash incentive opportunities for our CEO approximate median opportunities available to chief executives in our executive compensation peer group.

•To promote internal equity as well as reinforce an executive team concept, target annual cash incentive opportunities for other NEOs are based on the same salary percentages as the CEO.

Long-Term Equity Compensation	Restricted stock unit awards (see page 35)

•In 2018, 80% of the restricted stock unit awards granted to our former CEO were performance-based. They will only vest if the Company achieves specific ROA for the performance period. The vesting for the remaining 20% of our former CEO's restricted stock unit awards granted in 2018 is dependent only on his continued service during the three-year period.

Element	Type		Description


•In 2018, 60% of the restricted stock unit awards granted to the other NEOs were performance-based and subject to the same three-year ROA performance objectives. The vesting for the remaining 40% of the restricted stock unit awards is dependent only on the NEOs’ continued service during the three-year period.

•In 2018, values of restricted stock unit awards granted to our NEOs was above the median but below the 75th percentile of equity awards granted to comparable officers in our executive compensation peer group.

			•Results for the three-year performance awards that vested on December 31, 2018 resulted in 130% of the target number of awards vesting.
Retirement or Deferred Compensation Benefits	Supplemental Executive Retirement Plan (“SERP”) (see page 36)	

•Mrs. Lewis, Mr. Mollins, and Mr. Sales are the only current NEOs participating in the SERP. Messrs. Hoffman and Shanley do not participate in the SERP.

•Provides supplemental retirement benefits to certain key employees.

•The SERP was frozen to new participants as of January 1, 2009.

•Benefit amount set to 38% of the average of the participant’s highest five years total cash compensation during the final ten years of employment.

•In comparing the values of the SERP against the retirement benefits offered to similar executives at companies in our executive compensation peer group, the Compensation Committee found that the values for NEOs who participate in the SERP fall between the 50th to 75th percentile of retirement benefits compared to what they would receive if they participated in the programs of companies in our executive compensation peer group.

Element	Type		Description
	Deferred Compensation Plan (see page 36)	

•Because they do not participate in the SERP, Messrs. Hoffman and Shanley receive Company contributions under the Deferred Compensation Plan.

•Provides supplemental retirement benefits to certain key employees through discretionary Company contributions.

•In comparing the values of the Deferred Compensation Plan against the deferred compensation benefits offered to similar executives at companies in our executive compensation peer group, the Compensation Committee found that the values for Messrs. Hoffman and Shanley in the Deferred Compensation Plan approximate median retirement benefits compared to what they would receive if they participated in the programs of companies in our executive compensation peer group.

Other Benefits	Standard Benefits Widely Available to Employees (see page 37)	

•Executive officers, including the NEOs, participate in the same benefit plans broadly available to all full-time employees, including health insurance and 401(k) plans.

•All non-union Reliance employees, including the NEOs, are eligible to participate in our Employee Stock Ownership Plan (“ESOP”). Employees hired on or after January 1, 2017 are not eligible to participate in the plan and the Company ceased making annual contributions to the ESOP after the 2018 plan year.

	Limited Perquisites (see page 37)	

•No perquisites other than limited relocation reimbursement and a housing allowance to Mr. Hoffman in connection with his promotion to CEO and memberships for the NEOs used primarily for business purposes.

Allocation of Compensation Components

We compensate our executive officers by using a balanced combination of the elements described above that vary by:

•	type of compensation (fixed, variable or performance-based);
•	length of the performance period (annual and long-term);
•	form of compensation (cash and equity); and
•	with respect to equity, performance-based or service-based.

We believe this balanced mixture supports our compensation objectives, including the retention of our key executives, and emphasizes pay-for-performance. The Compensation Committee has designed the overall program to ensure that a majority of our executive compensation is at risk and weighted towards Company performance, annual and long-term incentives and stock price appreciation. Although a large portion of our NEOs’ compensation is tied to Company performance, the Compensation Committee has no pre-determined mix or allocation among the various elements. The following chart illustrates the targeted allocation of the principal compensation components for our NEOs in 2018. The percentages reflect 2018 salaries, target annual cash incentive compensation and the aggregate grant date fair values of restricted stock units granted in 2018.

Mix of Principal Compensation Components

TOTAL PAY MIX AT TARGET RESULTS
100%
75%
50%
25%
0%
15%
Service-Based
Restricted Stock Units
57%
Performance-Based
Restricted
Stock Units
17%
Annual Cash
Incentive Award
11%
Base Salary
Performance-
Based
Rewards
CEO: 74%
NEOs: 60%
20%
Service-Based
Restricted Stock Units
30%
Performance-Based
Restricted
Stock Units
30%
Annual Cash
Incentive Award
20%
Base Salary
CEO
Avg Other NEOs

How We Make Decisions Regarding Executive Compensation

Compensation Committee and Independent Directors

The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program in concert with all of the Company’s independent directors. Compensation for the NEOs is subject to final approval by the independent directors of the Board upon recommendation of the Compensation Committee.

At the request of the independent directors, our CEO annually provides a review and evaluation of each of the executive officers, including the NEOs (other than himself), identifying accomplishments in the past year, achievement of objectives and results, executive development and proposed objectives for the coming year. This information, along with other data including the Company’s financial results and achievements, is reviewed and discussed by the Compensation Committee and the independent directors.

The Compensation Committee incorporates the CEO’s review into its analysis of the NEOs’ total compensation and its consideration of the appropriate mix and structure of the elements of the NEOs’ total compensation. The achievement of the Company’s goals and objectives (including management development, safety performance, working capital management, and capital allocation) in the past year, as well as the proposed objectives for the coming year, are also considered in the determination of the type, form and total amount of compensation for the CEO. The Compensation Committee also reviews data provided by its independent compensation consultant and discusses that data with senior management. Although the base salaries, annual cash incentive awards and long-term incentive awards are considered at different times throughout the year, the Compensation Committee analyzes the proposed total compensation package (or the total of base salary, annual cash incentive and long-term incentives) before making any recommendations regarding individual elements of compensation. The Compensation Committee formulates preliminary recommendations on the amount and type of compensation to be paid to the CEO and the other NEOs. The Compensation Committee then discusses with the CEO its preliminary recommendations with respect to the NEOs (other than himself). The Compensation Committee then presents final recommendations to the independent directors in executive session. The independent directors make the final determination of and approve the compensation paid to the CEO and the other NEOs.

To ensure that the NEOs and our other executive officers are compensated in a manner consistent with our strategy, competitive market practices, sound corporate governance principles and stockholder interests, the Compensation Committee regularly evaluates our executive compensation program. When doing so, the Committee considers the needs of the business, peer practices, external trends and the results of our annual say-on-pay vote. The Committee also seeks advice from its independent compensation consultant and senior management.

Independent Compensation Consultant

The Compensation Committee annually engages an independent compensation consultant to assist it in connection with the review and evaluation of the total compensation package provided to the NEOs and the individual elements of the package. In 2018, the Compensation Committee engaged Pay Governance. Pay Governance reports directly to the Compensation Committee and neither it nor any of its affiliates provided any services to the Company, other than the services to the Compensation Committee with respect to executive compensation and the Nominating and Governance Committee with respect to biennial reviews of our director compensation, which the Board believes is consistent with the independence of the consultant. The Compensation Committee conducted an assessment of Pay Governance’s independence, taking into account the factors specified in the NYSE listing standards and information provided by Pay Governance, and based on that assessment, determined that Pay Governance is independent.

Compensation Committee Review of Executive Compensation Peer Group and Other Data

When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources. The Compensation Committee analyzes both the individual elements and the total compensation package for each of the NEOs.

Together with its independent compensation consultant, the Compensation Committee reviews our financial statements and compares our financial results (including stock performance) with those of our executive compensation peer group and our industry peer group, as well as general factors specifically impacting the metals industry, and compares compensation information for our NEOs with that available for comparable executives. In determining each executive’s total compensation package, the Compensation Committee considers both qualitative and quantitative criteria, as well as the CEO’s recommendations and performance evaluations and historical compensation records of the Company. Although a large portion of compensation is based upon performance, the Compensation Committee has no pre-determined mix or allocation among the various elements.

The Compensation Committee annually reviews and, as appropriate, revises the executive compensation peer group in an effort to assure the group continues to reflect any changes in the Company’s business, strategy and size as measured by revenue, market capitalization and other factors. The Compensation Committee also considers additional factors such as the Company’s stock performance as compared with standard indices, such as the S&P 500, as well as our industry peer group. The Compensation Committee reviews the amount of equity awards and common stock actually held by each NEO, and recognizes that the NEOs are directly impacted by the Company’s stock price and, accordingly, their interest in the Company’s performance and the impact it has on the market value of the stock is closely aligned with that of the Company’s stockholders.

The combination of these analyses helps the Compensation Committee assess how our NEOs are compensated compared to their peers ‒ both in terms of individual components and total compensation, the reasonableness of the Company’s incentive plan goals, the alignment of pay and performance, the potential need for recalibration of the Company’s pay and incentive goals, and the actual elements of NEO compensation.

Executive Compensation Peer Group

There are no public companies in the metals service center industry that are comparable to the Company in terms of size, stock market capitalization, complexity and performance. Accordingly, in considering executive compensation for 2018, as in prior years, the Compensation Committee and the independent compensation consultant used the executive compensation peer group.

The Compensation Committee, with assistance from the independent compensation consultant, annually reviews specific criteria and recommendations regarding companies to add or remove from the peer group to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

Our peer group remained unchanged in 2018 and consisted of the twenty (20) public companies listed below. This executive compensation peer group includes a limited number of companies in the metals processing and distribution industry and also includes industrial and manufacturing companies of comparable size in terms of revenues and/or stock market capitalization and complexity. The executive compensation peer group has been constructed, in part, such that the Company’s revenues, market cap, enterprise value and invested capital are generally in the middle of the range with the executive peer group companies. However, the industrial and manufacturing companies in this peer group are not impacted at all, or to a lesser degree than Reliance, by fluctuations in metal pricing.

AGCO Corporation	Genuine Parts Company	Parker-Hannifin Corporation
AK Steel Holding Corporation	Illinois Tool Works Inc.	Steel Dynamics, Inc.
Allegheny Technologies Incorporated	Ingersoll-Rand plc	Terex Corporation
Commercial Metals Company	MRC Global Inc.	United States Steel Corporation
Cummins Inc.	Navistar International Corporation	W.W. Grainger, Inc.
Dover Corporation	Nucor Corporation	WESCO International, Inc.
Eaton Corporation plc	PACCAR Inc.

Analysis of 2018 Company and Executive Compensation Peer Group Compensation

In 2018, the Compensation Committee extensively analyzed the Company’s financial statements, and stock market data of the Company and the most current available executive compensation peer group data. Consistent with the Company’s philosophy of pay-for-performance, the Compensation Committee also considered the total direct compensation (base salary, annual cash incentive award and equity awards) and retirement plan benefits of the NEOs as compared to comparable officers in the executive compensation peer group.

Compared to the executive compensation peer group:

•	the Company ranked at the 50th percentile for revenues in 2018;
•	the Company’s revenue growth ranked at the 73rd percentile in 2018 and 72nd percentile for the five-year period ended December 31, 2018;
•	the Company’s pretax income margin ranked at the 49th percentile in 2018; and
•	the Company’s return on total assets ranked at the 71st percentile in 2018 and 51st percentile for the five-year period ended December 31, 2018.

Based on information provided by the independent compensation consultant, the Compensation Committee found in 2018 that the target total direct compensation of our former CEO and former COO approximated the median of the chief executive officers and chief operating officers in our executive compensation peer group, and the target total direct compensation of our other NEOs (excluding the CEO and COO) approximated the 70th percentile of the comparable executive officers in our executive compensation peer group in 2017 (the most recent full year available).

Internal Pay Equity

The Compensation Committee broadly considers internal pay equity when setting compensation levels for our executives in order to foster a team culture among the executive officers. Our executive compensation program uses the same compensation components for our NEOs, with a few exceptions. Our CEO receives (and our former CEO received) 80% of his long-term equity incentive award in performance-based restricted stock units and the remaining 20% in service-based restricted stock units, while the other NEOs receive 60% of their long-term equity incentive award in performance-based restricted stock units and the remaining 40% in service-based restricted stock units. In 2019, our CFO (“Chief Financial Officer”) received 80% of her long-term equity incentive award in performance-based restricted stock units and the remaining 20% in service-based restricted stock units in recognition of her performance and value to the Company and to encourage her retention.  Our annual cash incentive award program provides all NEOs with the same target annual cash incentive award opportunity of 150% of their respective base salaries based on identical performance objectives.

Principal Components of Our Executive Compensation Program

Base Salary

The base salary payable to each of our NEOs is the minimum compensation that such executive receives in any year. Base salaries reflect the individual skills, experience and roles and responsibilities of the executive officer within the Company.

In July 2018, after review of base salaries of comparable officers at companies in our executive compensation peer group and consultation with our independent compensation consultant, the Compensation Committee recommended and the independent directors approved base salary increases of approximately 5.5% for each of the NEOs, other than Messrs. Hoffman and Mollins. In July 2018 the Compensation Committee approved a base salary increase of 4% for Mr. Mollins as well as a base salary increase of approximately 14.7% for Mr. Hoffman to more closely align his pay to the median of the chief operating officers in our executive compensation peer group. In connection with his promotion to President and CEO, Mr. Hoffman’s base salary increased to $1,075,000 effective January 1, 2019. Concurrently, the Compensation Committee increased Mrs. Lewis’ base salary to $900,000 effective January 1, 2019. Mrs. Lewis’ salary increase was made in recognition of her performance and value to the Company and to encourage her retention. Consistent with our historical pay practices, even after these adjustments, base salaries of our NEOs continue to approximate the market median of salaries paid to comparable officers at companies in our executive compensation peer group.

We do not have employment agreements with any of our executive officers. No executive officer has a minimum base salary or guaranteed salary increase.

Annual Cash Incentive Awards

The Compensation Committee uses pretax income margin as the metric for measuring the Company’s financial performance under the annual cash incentive plan. The Compensation Committee selected pretax income margin because it is the primary metric used in the Company’s corporate and operational decision-making, including capital allocation. The Compensation Committee believes that pretax income margin is a good metric for purposes of the annual cash incentive plan as it incentivizes our management to increase our long-term profitability and efficiency.

In concert with the Company’s compensation philosophy of overweighting performance-based pay, our NEOs have annual cash incentive opportunities that may result in higher cash payments than those for comparable officers within our executive compensation peer group, but such awards are only payable if the Company meets demanding objectives. This structure currently results in total cash compensation near the median for our CEO compared to the chief executives of companies in our executive compensation peer group and total cash compensation above the median for our other NEOs compared to similar executives of companies in our executive compensation peer group.

As in past years, each NEO has a 2019 target annual cash incentive award of 150% of base salary. The target award of 150% will be earned if 2019 pretax income margin is 5.75%, which would place the Company in approximately the 50th percentile of pretax income margin performance in its executive compensation peer group. No payment will be made if pretax income margin is less than 3%, which would place the Company in the 35th percentile) of pretax income margin performance in its executive compensation peer group. The maximum award of 300% will be earned if pretax income margin equals or exceeds 8.5%, which would place the Company in the 65th percentile of pretax income margin performance in its executive compensation peer group, which has not been achieved since 2008. In the five-year period from January 1, 2014 through December 31, 2018, the Company achieved pretax income margin less than the threshold zero times, equal to or above the threshold but less than target 2  times, equal to or above target but less than the maximum 3 times, and equal to or exceeding the maximum zero times. Accordingly, the Committee believes these pretax income margin goals are appropriately demanding from the perspectives of both the stockholders and the executives.

	Pretax Income	Payout as Percentage
	Margin	of Base Salary
Threshold	3%	20%
Target	5.75%	150%
Maximum	8.5%	300%

Awards are calculated on a sliding scale. If the Company achieves a pretax income margin within the range of 3.00% and 8.50%, then mathematical interpolation shall be used to determine the actual incentive award.

When analyzing the actual and potential payouts under the Company’s annual cash incentive plan, especially its maximum incentive awards and resulting cash compensation levels, the Committee found the plan supported its pay-for-performance principles in 2018. Pretax income margin (as calculated per the terms of the plan) for 2018 was 7.5% which was the highest since 2008 and resulted in a payout under the plan equal to 245% of each NEO’s year-end base salary.

Pretax income of 8.5% would have produced cash compensation levels equal to the executive compensation peer group’s 90th percentile. However, these pay levels are hypothetical and would only have been supported by pretax income margin of at least 8.5%, which would position NEO pay in the peer group’s 90th percentile results for the past year as well as the prior three, five, seven and ten years. Further, the Company has not achieved this level of pretax income margin since 2008. In other words, management could have earned maximum levels of pay only by delivering exceptional results.

Long-Term Equity Incentive Compensation

The Compensation Committee recommends grants of equity awards for NEOs, but the independent directors approve all such grants. The Compensation Committee considers the recommendations of our CEO with respect to any grants of equity awards to the NEOs (other than himself) and other executive officers, as well as to corporate officers and other key employees.

In making its recommendations to the independent directors, the Compensation Committee considers the position of the NEO, his or her importance to the Company’s results and operations, his or her individual performance, the equity awards previously granted to that individual, the terms and market value of the equity grant, the total value of the equity grant and the relative number of such recommended grants among the various individuals then under consideration for grants, as well as the potential dilution and the related expense as a percentage of pretax income. The Committee also considers market data for executives in comparable positions within our executive compensation peer group.

Eighty percent (80%) of our former CEO’s restricted stock unit awards and sixty percent (60%) of the other NEOs’ restricted stock unit awards granted in 2018 will vest if, after a three-year period that expires on December 31, 2020, the Company achieves a ROA result within a specified range. The remaining twenty percent (20%) of the former CEO’s restricted stock unit awards granted in 2018 and forty percent (40%) of the other NEOs’ restricted stock unit awards will vest on December 1, 2020 subject only to the individuals’ continued service through such date. The allocation of performance-based and service-based awards is intended to balance performance and retention objectives. In striking the appropriate balance, the Compensation Committee sought to design a policy that incentivizes strong performance while also strengthening the retention aspects of the long-term equity awards since the Company does not maintain employment agreements with its executive officers. The restricted stock units will be forfeited if the ROA results are not achieved, or the individual voluntarily leaves the Company or is terminated for cause. The award agreements for the restricted stock units provide for prorated vesting if an individual terminates (i) due to a qualifying retirement, death or disability or (ii) without cause following a change in control.

The 2018 performance-based awards will vest when the Company achieves a ROA result within a specified range over the three-year performance period ending December 31, 2020. ROA for the performance period is calculated as the average of the annual ROA (operating income for the year (as adjusted for certain non-recurring items) divided by the average total assets for the year) for each of the three years in the performance period. Mathematical interpolation is applied to determine the actual incentive award if the calculated ROA result is within the specified range.

During the 10-year period from January 1, 2009 through December 31, 2018, the Company has achieved ROA below the threshold of performance zero times; between the threshold and target five times; between the target and maximum 5 times; and in excess of the maximum zero times. As with the Company’s pretax income margin goals, the Committee believes these historical results indicate its long-term performance goals are reasonably demanding.

Results for the performance-based equity awards granted in 2016 were determined in the first quarter of 2019 and 130% of the target number of awards vested.

SERP and Deferred Compensation Plan

SERP. In 1996, the Company adopted a SERP to provide post-retirement benefits to certain of our executive officers and other key employees and also to provide for a pre-retirement death benefit. The SERP was amended and restated effective as of January 1, 2009 and it was frozen to new participants. One of the primary objectives of the amendment was to shift the risk of the performance of the individual’s retirement plan investments from the Company to the participants. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant’s highest five years total cash compensation during the final ten years of employment (from 50% less offsets for the value of the Company contributions to the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “401(k) Plan”) and ESOP plan as well as social security benefits). The amendment also brought the SERP into compliance with Rule 409A under the Internal Revenue Code, among other things. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP but shifted investment risk from the Company to the participants. Mrs. Lewis, Mr. Mollins, and Mr. Sales are the only NEOs that participate in the SERP. Messrs. Hoffman and Shanley are not participants in the SERP.

Deferred Compensation Plan. We also adopted the Reliance Deferred Compensation Plan effective December 1, 2008 (the “Deferred Compensation Plan”) to provide supplemental retirement benefits to certain key employees as well as to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time we acquired them. The Deferred Compensation Plan does not provide for any minimum or guaranteed rate of return.

The Deferred Compensation Plan was amended and restated effective January 1, 2013 to allow all corporate officers and subsidiary officers to participate. Messrs. Hoffman and Shanley are the only NEOs receiving Company contributions under the Deferred Compensation Plan at this time. Mr. Hoffman was previously a participant in a subsidiary plan that was replaced by the Deferred Compensation Plan. In addition, as a former employee of Earle M. Jorgensen Company, a wholly-owned subsidiary of Reliance, Mr. Hoffman is entitled to receive the cash equivalent of 3,647.24 shares of Reliance common stock totaling $259,574 as of December 31, 2018 under the Earle M. Jorgensen Company Supplemental Bonus Plan. The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of each of the NEOs’ total compensation. In comparing the values of the SERP and Deferred Compensation Plan against the retirement benefits offered at companies in the Company’s executive compensation peer group, the Compensation Committee found that the values of these benefits are competitive for the NEOs.

Other Benefits

Limited Perquisites. Perquisites provided by the Company are limited in both type and monetary value. The Company reimburses our NEOs for certain memberships used primarily for business purposes. In connection with his promotion to CEO, the Company expects to reimburse Mr. Hoffman approximately $75,000 for certain relocation and housing expenses.

Other Benefits. Other than the SERP and deferred compensation plans described above, the NEOs participate in the Company’s health, welfare, retirement and other plans, such as the ESOP, on the same basis as these benefits are generally available to all eligible employees. Employees hired on or after January 1, 2017 are not eligible to participate in the ESOP and the Company ceased making annual contributions to the ESOP after the 2018 plan year.

Additional Information

No Employment Agreements; Potential Payments upon Termination or Change in Control

We do not have individual employment agreements that provide change in control or severance benefits to any of the NEOs. We have been successful in attracting and retaining an experienced and effective management team without the use of such agreements. Most of our executives have been with Reliance for many years and have built their careers at Reliance. On average, our NEOs have more than 18 years’ tenure with Reliance and over 36 years of industry experience. Generally, if an employee ceases to be employed at the Company before his or her RSUs vest, these units will expire on the date the employee is terminated unless the termination is due to death, disability, retirement or a change in control. If employment is terminated due to death, disability, or qualifying retirement (meaning the officer is at least 62 years of age with at least 10 years of consecutive service) during the year, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of days employed during the vesting period.

The following table and discussion set forth the estimated incremental value that would have been transferred to each NEO under various scenarios relating to a termination of employment if such termination had occurred on December 31, 2018. The actual amounts that would be paid to any NEO upon termination of employment can only be determined at the time of an actual termination of employment and would vary from those listed below.

Estimated Benefits Upon Termination or Change in Control

				Termination
				Without Cause
				Following
	Qualified	Termination	Termination	Change-in-	Change-in-
	Retirement	for Cause	Without Cause	Control	Control Only	Death	Disability
	($)	($)	($)	($)	($)	($)	($)
James D. Hoffman
Cash severance payment	0	0	0	0	0	0	0
Value of accelerating vesting of incentive compensation(1)	4,015,346	0	0	4,015,346	0	4,015,346	4,015,346
Continuation of benefits(2)	0	0	0	0	0	0	0
Pension and nonqualified compensation benefit(3)	1,072,259	0	0	0	0	1,072,259	1,072,259
Total	5,087,605	0	0	4,015,346	0	5,087,605	5,087,605

Karla R. Lewis
Cash severance payment	0	0	0	0	0	0	0
Value of accelerating vesting of incentive compensation(1)	3,794,846	0	0	3,794,846	0	3,794,846	3,794,846
Continuation of benefits(2)	0	0	0	0	0	0	0
Pension and nonqualified compensation benefit(3)	0	0	0	1,379,158	0	1,270,164	475,035
Total	3,794,846	0	0	5,174,004	0	5,065,010	4,269,881

William K. Sales, Jr.
Cash severance payment	0	0	0	0	0	0	0
Value of accelerating vesting of incentive compensation(1)	3,248,926	0	0	3,248,926	0	3,248,926	3,248,926
Continuation of benefits(2)	0	0	0	0	0	0	0
Pension and nonqualified compensation benefit(3)	301,293	0	301,293	635,792	0	0	301,293
Total	3,550,219	0	301,293	3,884,718	0	3,248,926	3,550,219

Michael P. Shanley
Cash severance payment	0	0	0	0	0	0	0
Value of accelerating vesting of incentive compensation(1)	2,825,236	0	0	2,825,236	0	2,825,236	2,825,236
Continuation of benefits(2)	0	0	0	0	0	0	0
Pension and nonqualified compensation benefit(3)	638,515	0	0	0	0	638,515	638,515
Total	3,463,751	0	0	2,825,236	0	3,463,751	3,463,751

Gregg J. Mollins
Cash severance payment	0	0	0	0	0	0	0
Value of accelerating vesting of incentive compensation(1)	12,017,662	0	0	12,017,662	0	12,017,662	12,017,662
Continuation of benefits(2)	0	0	0	0	0	0	0
Pension and nonqualified compensation benefit(3)	240,161	0	240,161	258,713	0	0	240,161
Total	12,257,823	0	240,161	12,276,375	0	12,017,662	12,257,823

(1)

Includes the prorated value of the number of unvested restricted stock units based on a shortened performance period ending on December 31, 2018. The value of equity included in this amount is based on a price per share of $71.17, the closing price of the Company’s common stock on December 31, 2018, the last day of the 2018 year on which the Company’s common stock was traded on the New York Stock Exchange. Upon a change in control without termination occurring on December 31, 2018, the NEO would be fully vested in the 2018 annual cash incentive and the restricted stock awards granted in 2016, having been employed the entire performance period.

(2)	Excludes certain benefits generally available to salaried employees, such as certain disability benefits, accrued vacation and distributions under our 401(k) and ESOP plans.
(3)

Represents the amount of benefit in excess of the present value of accumulated benefits payable on retirement by the SERP or the amount of unvested company contributions under the Deferred Compensation Plan (see page 36).

The SERP provides that if a participant is terminated without cause following a change in control or a participant has attained age 55 and completed 10 years of service, any unvested rights of a participant to receive certain retirement benefits under the SERP shall become fully vested. If a participant incurs a separation of service from the Company (other than separations due to death or disability) prior to (i) attaining age 55 and completing 10 years of service or (ii) termination without cause following a change in control, then such participant shall not be entitled to any benefits under the SERP. The Deferred Compensation Plan provides that the participants receive their vested account balance upon a change in control.

The restricted stock units provide that upon a change in control if a recipient’s employment is terminated or substantially diminished (a.k.a. double trigger):

•	the service-based restricted stock units will become vested by prorating the number of such restricted stock units as if the vesting period ended on the date of the termination, and
•

the performance-based restricted stock units will become vested only upon the achievement of the relevant performance metric measured during a shortened performance period ending on the most recent quarter before the date of the termination, with the number of shares prorated based on such shortened performance period.

Stock Ownership Requirements

Our stock ownership policy requires our officers to own shares of our common stock (including unvested restricted stock units) equal in value to a multiple of their respective annual base salaries within five years from the date of appointment. The stock ownership requirements applicable to our senior officers as well as the value of common stock held by them is set forth below:

	Value of Common Stock	Value of Common Stock	Multiple of
Role	Required to be Owned	Held at 3/25/19 ($)(1)	Base Pay
CEO	5 times annual base salary	13,863,473	12.9x
CFO	4 times annual base salary	13,596,329	15.1x
Executive Vice Presidents	3 times annual base salary	11,925,140	19.1x
Senior Vice Presidents	2.25 times annual base salary	15,523,655	7.6x

(1)	Grants of performance-based restricted stock units are calculated based on target-level awards for the ownership requirement.

All of the NEOs are either in compliance with these stock ownership requirements or on their way to becoming compliant within five years from the date of appointment. See the “Securities Ownership of Certain Beneficial Owners and Management” table below on page 50 for the current stock ownership of our directors and the NEOs.

Clawback Policy

To further reduce the possibility of excessive risk taking, the Compensation Committee has adopted a clawback policy that requires NEOs to repay to the Company all or a portion of the incentive cash award or restricted stock units awarded to the NEO if the basis for the award adversely changed as a result of a restatement of the Company’s financial statements or any other material change in the factors underlying the performance criteria.

Hedging and Pledging Policies

Our Insider Trading and Securities Compliance Policy contains provisions restricting the hedging and pledging of Company securities by our directors, officers and certain employees.

Hedging Policy. Directors, officers and employees subject to the quarterly trading blackout under our Insider Trading and Securities Compliance Policy are prohibited from engaging in hedging or monetization transactions of Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Pledging Policy. Directors, officers and employees subject to the Company’s quarterly trading blackout under our Insider Trading and Securities Compliance Policy are prohibited from holding securities of the Company in a margin account or pledging such securities as collateral for loans, except for securities pledged as of the effective date of the policy or which have already been pledged at the time an individual becomes a director. Only one such “grandfathered” arrangement exists pertaining to shares of Reliance common stock pledged by a director as security for a line of credit on which there was no amount outstanding as of December 31, 2018.

Tax and Accounting Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held company generally is limited to a $1 million annual tax deduction for compensation paid to each of its “covered employees.” Prior to the enactment of the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017, a publicly held company’s covered employees included its chief executive officer and three other most highly compensated executive officers (other than the chief financial officer), and certain “qualified performance-based compensation” was excluded from the $1 million deduction limit. The Tax Cuts and Jobs Act of 2017 made certain changes to Section 162(m), effective for taxable years beginning after December 31, 2017. These changes include, among others, expanding the definition of “covered employee” to include a publicly held company’s chief financial officer and repealing the qualified performance-based compensation exception, subject to a transition rule for compensation provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after that date.

The Company, however, has not taken any steps at this time to change its compensation program to reflect the change in the tax code. While the Compensation Committee believes that the tax deductibility of compensation is a factor to be considered, it expects that tax deductibility will be less of a factor in 2019 and future years due to the elimination of the performance-based compensation deduction under Section 162(m). The Compensation Committee retains the flexibility to grant awards it determines to be in the best interests of the Company and its stockholders even if the award is not deductible for tax purposes. The Compensation Committee believes that its ability to exercise such discretion is in the best interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is composed entirely of the independent, non-employee directors listed below.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with senior management. Based on the review and discussions, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

This report is submitted on behalf of the members of the Compensation Committee.

Date: April 5, 2019

Karen W. Colonias	John G. Figueroa, Chair	Douglas M. Hayes
Andrew G. Sharkey, III	Robert A. McEvoy

EXECUTIVE COMPENSATION

The following table summarizes certain information concerning the compensation that our NEOs earned for the years 2018, 2017 and 2016:

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)
James D. Hoffman	2018	730,000	-	2,658,572	-	1,911,000	-	392,386	5,691,958
President and Chief	2017	650,000	-	1,552,200	-	1,156,000	-	329,302	3,687,502
Executive Officer	2016	577,500	-	1,521,520	-	930,000	-	332,827	3,361,847

Karla R. Lewis	2018	672,500	-	2,658,572	-	1,690,500	(71,210)	104,662	5,055,024
Senior Executive Vice	2017	637,500	-	1,552,200	-	1,113,500	544,008	38,332	3,885,540
President and Chief	2016	604,250	-	1,521,520	-	930,000	299,352	43,875	3,398,997
Financial Officer

William K. Sales, Jr.	2018	609,000	-	1,976,740	-	1,531,250	331,568	92,386	4,540,944
Executive Vice President,	2017	579,000	-	1,341,260	-	1,008,100	735,406	29,302	3,693,068
Operations	2016	550,000	-	1,314,040	-	847,500	449,551	32,827	3,193,918

Michael P. Shanley	2018	511,500	-	1,770,471	-	1,286,250	-	284,202	3,852,423
Senior Vice President,	2017	486,500	-	1,201,960	-	846,600	-	221,734	2,756,794
Operations	2016	462,500	-	1,175,720	-	712,500	-	222,242	2,572,962

Gregg J. Mollins	2018	1,122,500	-	10,668,496	-	2,805,250	1,049,949	381,802	16,027,997
Senior Advisor to the	2017	1,075,000	-	6,634,660	-	1,870,000	1,733,635	44,352	11,357,647
CEO and former President	2016	1,025,000	-	6,501,040	-	1,670,000	1,033,371	52,174	10,281,585
and Chief Executive Officer

(1)

The amounts in this column reflect the grant date fair value of the target number of restricted stock units awarded in 2016, 2017 and 2018. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification”) and pursuant to the Company’s equity compensation plans by multiplying the closing price of the Company’s common stock on the grant date by the number of service-based restricted stock units and the target number of performance-based restricted stock units awarded to each NEO. Results for the performance-based equity awards granted in 2016 were determined in February 2019. The performance-based equity awards granted in 2016 vested on December 31, 2018, with payouts on the 2016 Return on Assets (“ROA”) award above target, resulting in total performance shares earned by our NEOs at 130% of the target. The grant date fair values of performance-based RSUs granted to each NEO in 2018 at the maximum possible payout are as follows:  $2,345,798 for Mr. Hoffman and Mrs. Lewis;  $1,744,182 for Mr. Sales; $1,562,180 for Mr. Shanley; and $11,533,509 for Mr. Mollins.

(2)

Represents earned amounts under the Company’s annual cash incentive plan. See “Principal Components of Our Executive Compensation Program - Annual Cash Incentive Awards” on page 34 and “Grants of Plan Based Awards” on page 43.

(3)

The amounts represent the change in the present value of the accumulated benefits payable on the retirement of the NEOs that participate in the SERP. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 12 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2018. The following summarizes the total change in pension value in 2018 due to the change in the discount rate, mortality tables, and other factors:

	Change in
	Pension Value
	Due to Change	Change in	Total Change
	in Discount	Pension Value -	in Pension
Name	Rate ($)	All Other ($)	Value ($)
Karla R. Lewis	(333,103)	261,893	(71,210)
William K. Sales, Jr.	(125,930)	457,498	331,568
Gregg J. Mollins	(87,280)	1,137,229	1,049,949

(4)	The 2018 All Other Compensation amounts are composed of the following:

			Company
			Contribution to	Dividend
	401(k) Match	ESOP	Deferred	Equivalents on	All Other
	Contributions	Contributions	Compensation Plan	Restricted Stock Units	Compensation
Name	($)	($)	($)	($)	($)
James D. Hoffman	8,250	6,388	300,000	77,748	392,386
Karla R. Lewis	8,250	6,388	-	90,024	104,662
William K. Sales, Jr.	8,250	6,388	-	77,748	92,386
Michael P. Shanley	8,250	6,388	200,000	69,564	284,202
Gregg J. Mollins	8,250	6,388	-	367,164	381,802

Grants of Plan Based Awards

The Company currently has no non-equity or equity incentive plans for its executive officers other than our annual cash incentive plan and the Amended and Restated 2015 Incentive Award Plan. The following table sets forth plan-based awards granted to the NEOs during 2018:

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair Value
	Estimated Future Payouts				Estimated Future Payouts			Number of	Number of	or Base	of Stock
	Under Non-Equity Incentive				Under Equity			Shares of	Securities	Price of	and
	Plan Awards(1)				Plan Awards(2)			Stock or	Underlying	Option	Option
	Threshold	Target	Maximum	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	($)	($)	($)	Date	(#)	(#)	(#)	(#)(3)	(#)	($/sh)	($)(4)
James D. Hoffman	156,000	1,170,000	2,340,000	3/27/2018	3,480	13,920	27,840				1,172,899
								9,280	-	-	781,933
Karla R. Lewis	138,000	1,035,000	2,070,000	3/27/2018	3,480	13,920	27,840				1,172,899
								9,280	-	-	781,933
William K. Sales, Jr.	125,000	937,500	1,875,000	3/27/2018	2,588	10,350	20,700				872,091
								6,900	-	-	581,394
Michael P. Shanley	105,000	787,500	1,575,000	3/27/2018	2,318	9,270	18,540				781,090
								6,180	-	-	520,727
Gregg J. Mollins	229,000	1,717,500	3,435,000	3/27/2018	17,110	68,440	136,880				5,766,754
								17,110	-	-	1,441,689

(1)

Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2018 under the annual cash incentive plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the annual cash incentive plan. The award amount is a percent of the NEO’s year-end base salary, with the percent based upon the threshold, target and maximum targets. In order to receive any award, the Company’s pretax income margin must be at least 3%, which results in an award of 20% of the NEO’s year-end base salary. The 2018 target amount is based on a pretax income margin of 5.75% and results in an award of 150% of the NEO’s year-end base salary. The maximum amount is based on a pretax income margin of 8.5% or higher, which results in an award of 300% of the NEO’s year-end base salary. These columns do not reflect the actual amounts paid, but only provide an example of how the awards would be calculated under the plan if the specified levels of pretax income margin were achieved. Pretax income margin (as calculated per the terms of the plan) for 2018 was 7.5% which was above the target and resulted in a payout under the plan equal to 245% of each NEO’s year-end base salary.

(2)

Reflects the threshold, target and maximum number of shares of common stock of the Company for the restricted stock units granted in March 2018 that will vest if the Company achieves certain ROA performance goals. The performance period for all such awards is a three-year performance period consistent with prior years. The 115,900 performance-based awards granted to the NEOs represent the target number of shares and will vest based on the achievement of the ROA performance goals.

(3)	Represents the number of service-based restricted stock units awarded to each NEO in March 2018 that will vest if the NEO continues to be employed by the Company until December 1, 2020.
(4)	Reflects the grant date fair value of the service-based restricted stock units and the target number of performance-based restricted stock units awarded to each NEO.

Option Exercises and Stock Vesting

The following table sets forth information for the NEOs with regard to the aggregate equity awards vested and exercised during 2018:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)(1)
James D. Hoffman	-	-	17,920	1,477,374
Karla R. Lewis	-	-	19,360	1,611,755
William K. Sales, Jr.	-	-	16,720	1,391,970
Michael P. Shanley	-	-	14,960	1,245,447
Gregg J. Mollins	-	-	78,960	6,952,127

(1)	The amounts are based on the closing price of the Company’s common stock on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the NEOs at December 31, 2018:

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying	Option		Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)(2)	Vested ($)	Vested (#)(1)(2)	Vested ($)
James D. Hoffman	-	-	-	-	-	17,080	1,215,584	51,240	3,646,751
Karla R. Lewis	-	-	-	-	-	17,080	1,215,584	51,240	3,646,751
William K. Sales, Jr.	-	-	-	-	-	13,640	970,759	40,920	2,912,276
Michael P. Shanley	-	-	-	-	-	12,220	869,697	36,660	2,609,092
Gregg J. Mollins	-	-	-	-	-	33,780	2,404,123	270,240	19,232,981

(1)	The annual ROA calculated for the year ended December 31, 2018 was above target. In accordance with SEC rules, performance-based awards are reported at maximum levels.
(2)	The table below shows the vesting schedule for all unvested restricted stock unit awards:

	Vesting Schedule for Unvested
	Restricted Stock Unit Awards
Name	Grant Date	2019	2020
James D. Hoffman	3/28/2017	31,200	-
	3/27/2018	-	37,120
Karla R. Lewis	3/28/2017	31,200	-
	3/27/2018	-	37,120
William K. Sales, Jr.	3/28/2017	26,960	-
	3/27/2018	-	27,600
Michael P. Shanley	3/28/2017	24,160	-
	3/27/2018	-	24,720
Gregg J. Mollins	3/28/2017	150,030	-
	3/27/2018	-	153,990

Pension Benefits

The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named below, determined using interest rate and mortality assumptions consistent with those included in Note 12 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, is as follows:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During
Name(1)	Plan Name	Service	Benefit ($)	2018 ($)
Karla R. Lewis	Supplemental Executive Retirement Plan	27	3,423,802	-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	21	5,362,726	-
Gregg J. Mollins	Supplemental Executive Retirement Plan	32	11,237,294	-

(1)	Messrs. Hoffman and Shanley are not participants in the SERP.

Reliance adopted a deferred compensation plan effective December 1, 2008, that was amended and restated effective January 1, 2013, which is administered by the Compensation Committee. NEOs who participate in the SERP do not receive contributions from the Company under the Deferred Compensation Plan.

Nonqualified Deferred Compensation

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Loss in	Withdrawals/	Balance at
Name	in 2018 ($)	in 2018 ($)	2018 ($)	Distributions ($)	12/31/18 ($)(2)
James D. Hoffman	-	300,000(1)	(145,503)	-	2,588,417
William K. Sales, Jr.	-	-	(100,503)	-	1,271,979
Michael P. Shanley	-	200,000(1)	(91,252)	-	1,834,683

(1)

In 2018, $300,000 was reported as Other Compensation to James D. Hoffman and $200,000 to Michael P. Shanley in the Summary Compensation Table and will vest on January 1, 2019 for Mr. Hoffman, and 75% on January 1, 2020 and 25% on January 1, 2021 for Mr. Shanley.

(2)	Of the amounts in this column, $1,603,731 for Mr. Hoffman and $600,000 for Mr. Shanley was included in the Summary Compensation Table for previous years.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding shares outstanding and available for issuance under our Amended and Restated Stock Option and Restricted Stock Plan and our Directors Equity Plan:

Number of Securities
	to be Issued upon	Weighted Average	Number of
	Exercise of	Exercise Price	Securities
	Outstanding	of Outstanding	Remaining
	Options,	Options, Warrants	Available for
Plan Category	Warrants and Rights (#)	and Rights ($)	Future Issuance (#)
Equity compensation plans approved by our stockholders	26,000	41.76	1,475,547
Equity compensation plans not approved by our stockholders	-	-	-
Total	26,000	41.76	1,475,547

Pay Ratio Disclosure

Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934. The pay ratio rules provide companies with flexibility to select the methodology and assumptions used to identify the median employee, calculate the median employee's compensation and estimate the pay ratio. As a result, our methodology may differ from those used by other companies, which likely will make it very difficult to compare pay ratios with other companies, including those within our industry.

We identified the median employee from the Company’s employee population as of December 31, 2018. After excluding employees under the “de minimis exemption” (as described below), the Company’s employee population consisted of 14,249 employees located in the U.S., Canada, Mexico and the United Kingdom. For purposes of identifying the median employee, the Company was permitted to exclude up to 5% of its total employees who are non-U.S. employees. The Company relied on this exemption to exclude the employee populations of the following jurisdictions, which collectively accounted for less than 5% of the Company’s total employee population of 14,769 as of December 31, 2018: Australia (10); Belgium (31); France (76); India (21); Malaysia (77); People’s Republic of China (125); Singapore (52); South Korea (68); Turkey (29); and the United Arab Emirates (31).

In identifying our median employee, we calculated the annual total compensation of each employee for the twelve month period that ended on December 31, 2018. Annual total compensation for these purposes included base salary, overtime wages, bonus, commissions, incentives and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal payroll records. Specifically excluded from the annual compensation measure in identifying the median employee were retirement benefits and stock-based compensation. The compensation for full-time employees who were not employed by us for the entire 12-month period was annualized to reflect compensation for the entire 12-month period.

The 2018 annual total compensation as determined under Item 402(u) of Regulation S-K for our former CEO was $16,027,997. As reflected in the Summary Compensation Table above, $10,668,496 of our former CEO’s total compensation was equity-based of which 80% is tied to performance targets. The 2018 annual total compensation for our median employee was $59,077. The ratio of our former CEO’s annual total compensation to our median employee’s total cash compensation for fiscal year 2018 is approximately 271 to 1.

DIRECTOR COMPENSATION

The Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. We compensate each non-employee director with an annual retainer as well as an annual grant of restricted stock. We do not pay additional fees for attendance at Board meetings, committee meetings, and meetings of the non-management or independent directors. We pay additional amounts to the chairs of the standing committees of the Board and the non-executive Chairman of the Board. Directors who are employees of the Company (currently, only Mr. Mollins) receive no additional compensation for service as a director. All directors are reimbursed for expenses incurred in connection with Board meetings, committee meetings, and meetings of the non-management or independent directors.

In 2018, each non-employee director was paid an annual retainer of $130,000 and received an award of 1,388 shares of restricted stock (approximately $130,000 grant date fair value). In addition, the Company paid the Audit Committee Chair an annual retainer of $22,000, the Compensation Committee Chair an annual retainer of $17,000, and the Nominating and Governance Committee Chair an annual retainer of $12,000. In addition, the Company’s non-executive Chairman of the Board receives an annual retainer of $150,000. All cash payments to directors in 2018 were paid in equal quarterly installments.  In 2019, the Company will pay the Audit Committee Chair an annual retainer of $25,000, the Compensation Committee Chair an annual retainer of $20,000, and the Nominating and Governance Committee Chair an annual retainer of $15,000.

The Nominating and Governance Committee reviews the competitiveness of director compensation every other year, including the appropriateness of the form, mix and amount of director compensation, and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. The Nominating and Governance Committee also seeks advice from the Company’s independent compensation consultant.

Director Summary Compensation Table

The following table sets forth certain information regarding fees paid and expense for equity awards under the Directors Equity Plan during 2018:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)
Sarah J. Anderson	152,000	129,986	-	-	-	-	281,986
Karen W. Colonias	130,000	129,986	-	-	-	-	259,986
John G. Figueroa	147,000	129,986	-	-	-	-	276,986
Thomas W. Gimbel	130,000	129,986	-	-	-	-	259,986
David H. Hannah	130,000	129,986	-	-	-	-	259,986
Douglas M. Hayes	130,000	129,986	-	-	-	-	259,986
Mark V. Kaminski	280,000	129,986	-	-	-	-	409,986
Robert A. McEvoy	130,000	129,986	-	-	-	-	259,986
Andrew G. Sharkey, III	142,000	129,986	-	-	-	-	271,986
Douglas W. Stotlar	130,000	129,986	-	-	-	-	259,986

(1)

The amounts in this column reflect the grant date fair value of the shares of stock awarded in 2018. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and are based on the closing price of the Company’s common stock on the date of the grant.

(2)

As noted above, the Company stopped awarding stock options and began awarding restricted stock in 2012. The table below shows the aggregate number of stock options outstanding, all of which are exercisable,  and their respective grant date fair values for each non-employee director who has outstanding stock options at December 31, 2018:

	Grant Date
	Per Share	Number of Stock Options
Director	Fair Value ($)	Outstanding (#)
Thomas W. Gimbel	18.74	6,000
	22.09	6,000
Douglas M. Hayes	18.74	6,000
	22.09	6,000
Andrew G. Sharkey, III	22.09	2,000

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 25, 2019, with respect to the beneficial ownership of our common stock by (i) persons or groups known to Reliance to be beneficial owners of more than five percent (5%) of Reliance’s common stock, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of		Percentage of
	Beneficial		Outstanding
Names and Address of Beneficial Owner(1)	Ownership(2)		Shares Owned
BlackRock, Inc.	6,728,031	(3)	10.01%
55 East 52nd Street
New York, NY 10055

The Vanguard Group	6,459,274	(4)	9.61%
100 Vanguard Blvd.
Malvern, PA 19355

Victory Capital Management Inc.	4,185,587	(5)	6.23%
4900 Tiedeman Rd. 4th Floor
Brooklyn, OH 44144

Sarah J. Anderson	10,174		*

Karen W. Colonias	3,200		*

John G. Figueroa	14,877		*

Thomas W. Gimbel	1,732,463	(6)	2.58%

David H. Hannah	78,200	(7)	*

Douglas M. Hayes	20,815	(8)	*

James D. Hoffman	33,000	(9)	*

Mark V. Kaminski	24,865	(10)	*

Karla R. Lewis	68,566	(11)	*

Robert A. McEvoy	17,910	(12)	*

Gregg J. Mollins	166,425	(13)	*

William K. Sales, Jr.	84,086	(14)	*

Michael P. Shanley	11,172	(15)	*

Andrew G. Sharkey, III	20,445	(16)	*

Douglas W. Stotlar	3,200	(17)	*

All directors and executive officers as a group (18 persons)	2,303,406	(18)	3.43%

*Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.
(2)	Reliance has been advised that the named stockholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)

BlackRock, Inc. filed an amended Schedule 13G on February 6, 2019 in which it identifies itself as a parent holding company, with sole voting power over 6,278,967 shares and sole dispositive power over 6,728,031 shares.

(4)

The Vanguard Group filed an amended Schedule 13G on February 11, 2019 in which it identifies itself as an investment advisor having sole voting power over 34,467 shares, shared voting power over 8,828 shares, shared dispositive power over 35,224 shares and sole dispositive power over 6,424,050 shares.

(5)

Victory Capital Management Inc. filed an amended Schedule 13G on February 1, 2019 in which it identifies itself as an investment advisor having sole voting power over 4,001,940 shares and sole dispositive power over 4,185,587 shares.

(6)

Of the 1,732,463 shares reported based on the most recent Form 4 filed by Mr. Gimbel, (a) 1,721,813 shares are owned by Thomas W. Gimbel, and (b) 10,650 shares are held by Thomas W. Gimbel as trustee of trusts for the benefit of Mr. Gimbel’s children. Mr. Gimbel disclaims beneficial ownership of the 10,650 shares held as trustee of trusts for the benefit of Mr. Gimbel’s children. Mr. Gimbel has pledged 400,000 shares as security for a line of credit account on which there is no amount currently outstanding.

(7)	78,200 shares are held by Mr. Hannah and his wife as co-trustees of the David H. and Joan B. Hannah Family Trust.
(8)

Includes 6,000 shares issuable upon the exercise of stock options held by Mr. Hayes, with an exercise price of $44.99 per share. 14,815 shares are held by Mr. Hayes as trustee of the Douglas and Connie Hayes Living Trust.

(9)

Excludes 1,085 shares and 3,501 shares with respect to which Mr. Hoffman has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 124,450 unvested restricted stock units.

(10)

Of the 24,865 shares reported based on the most recent Form 4 filed by Mr. Kaminski, (a) 18,886 shares are owned by Mark V. Kaminski, and (b) 5,979 shares are held by Mr. Kaminski as trustee of the Elizabeth S. Kaminski Gift Trust.

(11)

Excludes 6,531 shares and 195 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 85,850 unvested restricted stock units.

(12)

Of the 17,910 shares reported based on the most recent Form 4 filed by Mr. McEvoy, (a) 16,700 shares are owned by Robert A. McEvoy, and (b) 1,210 shares are held as custodian for his minor children under the Uniform Transfers to Minors Act. Mr. McEvoy disclaims beneficial ownership of the 1,210 shares held as custodian for his minor children.

(13)

166,425 shares are held by Mr. Mollins as trustee of the Mollins Family Trust. Excludes 12,846 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP. Excludes 168,900 unvested restricted stock units.

(14)	Excludes 2,931 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP. Excludes 51,350 unvested restricted stock units.
(15)	Excludes 250 shares with respect to which Mr. Shanley has a vested right and shared voting power pursuant to our ESOP. Excludes 46,000 unvested restricted stock units.
(16)

Of the 20,445 shares reported based on the most recent Form 4 filed by Mr. Sharkey, (a) 4,893 shares are owned by Andrew G. Sharkey, III, and (b) 15,552 shares are held by Mr. Sharkey as trustee of the Sharkey Family Trust.

(17)	3,200 shares are held by Kivi Talo Holdings LLC in which Mr. Stotlar is the sole member. Mr. Stotlar disclaims beneficial ownership of the 3,200 shares held by Kivi Talo Holdings LLC.

(18)

See notes 6 through 17, plus 14,008 shares held by other executive officers; excludes 1,162 shares and 2,694 shares with respect to which the other executive officers have a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 105,125 unvested restricted stock units.

Board of Directors and Corporate Governance

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance outlining the responsibilities of the Board. These Principles of Corporate Governance are posted on the Company’s website at http://investor.rsac.com and are available in print to any stockholder who requests a copy from our Corporate Secretary at the address shown on the first page above.  The Board’s primary role is to represent the interests of the Company’s stockholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the determination of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions, including the review and approval of each acquisition and the annual capital expenditure budget, and annually reviews and approves management’s succession plan. In addition, the Board reviews management’s safety program and record.

Size and Composition of Board

The Board of Directors presently consists of eleven directors, nine of whom are independent. All directors are elected to serve a one-year term. The Board has adopted a policy that directors should retire at the age of 75. Since Messrs. Gimbel and Hayes are retiring and will not stand for re-election at the Annual Meeting of Stockholders in May 2019, the Board expects to reduce the size of the Board to nine members, of whom seven will be independent.

Attendance at Meetings

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting. In addition, the Board annually will tour one or more of the Company’s facilities and meet with local management of those facilities, as well as hold a strategic planning session. During 2018, the Board of Directors met twelve (12) times, including meetings held by conference telephone call. All directors attended at least 93% of the total number of Board and committee meetings in 2018. All eleven directors serving on the Board attended the Annual Meeting held in May 2018.

Communicating with the Board

Stockholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement. All mail, other than trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items, will be forwarded. Non-urgent items will be delivered to the directors at the next scheduled Board meeting. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to the “Board of Directors”, “Outside Directors” or “Non-Employee Directors” will be forwarded or delivered to the non-executive Chairman.

Proxy Access

In February 2016, the Board adopted a “proxy access” bylaw provision, which permits a stockholder, or a group of up to 20 stockholders, owning at least three percent (3%) of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy statement director nominees for up to the greater of two directors or 25% of the number of directors then serving on the Board, subject to the terms and conditions specified in the Company’s Bylaws. We did not receive any director nominations under our proxy access bylaw for the Annual Meeting.

Code of Conduct

Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all directors, executive officers and senior management, including the President and Chief Executive Officer and the Senior Executive Vice President and Chief Financial Officer. The Code of Conduct is posted on our website at http://investor.rsac.com and a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company at the address appearing at the top of the first page of this proxy statement. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices. In the event Reliance amends or waives any of the provisions of the Code of Conduct applicable to our principal executive officer, principal financial officer or controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Exchange Act, Reliance intends to disclose these actions on its website.

Board Committees

The Board of Directors has authorized three standing committees:

•the Audit Committee;

•the Compensation Committee; and

•the Nominating and Governance Committee.

The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at http://investor.rsac.com and are available in print to any stockholder who requests a copy from our Corporate Secretary at the address appearing at the top of the first page of this proxy statement. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.

Audit Committee. The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee appoints and oversees the qualifications of the Company’s independent registered public accounting firm. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The Audit Committee annually reviews its Charter.

Each member of the Audit Committee is an independent director as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Ms. Anderson, the Chair of the Audit Committee, is an audit committee financial expert. Each of the other members of the Audit Committee, Ms. Colonias and Messrs. Hayes, Kaminski and Stotlar, is financially literate. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such action. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company’s internal audit function and approves the compensation of the Vice President, Internal Audit and makes a recommendation to the Compensation Committee and the Board that they ratify such compensation. In 2018, the Audit Committee met ten (10) times, and conferred by phone and email as needed.

Compensation Committee. The Compensation Committee assists the Board in determining the compensation of the Company’s corporate officers, including the NEOs, recommends to the Board annual and long-term compensation for the Company’s corporate officers, including the NEOs, and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. See “How We Make Decisions Regarding Executive Compensation” on page 31.

In addition to its role in determining the compensation of corporate officers of Reliance, the Compensation Committee administers our long-term incentive plans, including the Amended and Restated Stock Option and Restricted Stock Plan, the Reliance Supplemental Executive Retirement Plan, and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any equity award, to interpret the plans, to propose changes in the compensation policy and to make all other determinations for administering the plans and policies; provided that such determinations relating to corporate officers are subject to the approval of the independent directors of the Board. The Compensation Committee annually reviews its Charter.

Each member of the Compensation Committee is an independent director as defined in the listing standards for the New York Stock Exchange, including the additional independence criteria applicable to compensation committee members. Mr. Figueroa was elected Chair of the Compensation Committee in January 2015. In 2018, the Compensation Committee met five times, and conferred by phone and email as needed.

Nominating and Governance Committee. The primary role of the Nominating and Governance Committee is to represent the interests of our stockholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company’s Principles of Corporate Governance and its Charter. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.

Each member of the Nominating and Governance Committee is an independent director as defined in the listing standards for the New York Stock Exchange. In 2018, Mr. Stotlar was elected as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee recommends, and the Board has adopted, the Principles of Corporate Governance posted on our website at http://investor.rsac.com. In 2018, the Nominating and Governance Committee met three times, and conferred by phone and email as needed.

Nomination of Directors

Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by stockholders, but seeks candidates by any method the Committee determines to be appropriate, including consideration of director candidates proposed by stockholders. Stockholders may propose director candidates for consideration by the Nominating and Governance Committee by sending a letter addressed to the Chair of the Nominating and Governance Committee in care of the Corporate Secretary of Reliance at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement. Candidates recommended by stockholders are evaluated in the same manner by the Nominating and Governance Committee as candidates recommend by other parties.

The Role of the Board of Directors in Risk Assessment

The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company’s reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company’s financial statements and certain regulatory risks. The Audit Committee meets with the Company’s independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company’s Vice President, Internal Audit. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company’s financial management, Vice President, Internal Audit, in-house counsel and the Company’s independent registered public accounting firm.

To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and any outside counsel or consultant who may be invited to discuss the issue.

In the Board’s non-management sessions, the non-executive Chairman regularly holds a general discussion of potential and actual risks. The Chairman of the Board conducts Board meetings, administers the activities of the Board, and facilitates communication between management and the Board. In addition, the Chairman makes the final determination of the Board’s agenda. The Company’s President and Chief Executive Officer, Chief Financial Officer, certain of its Executive and Senior Vice Presidents, and the General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.

Risks Related to Compensation Plans

Our Compensation Committee has concluded that the Company’s various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company. Each year our Compensation Committee reviews the Company’s existing compensation plans and policies for the NEOs and corporate officers to ensure that they continue to support the Company’s objectives and enhance stockholder value, including to the extent there have been any changes to the Company’s risk profile.

Throughout our Company, compensation of our management and key employees is structured with the same elements as for our NEOs:

•base salary,

•performance-based cash incentive awards,

•equity compensation, and

•a retirement benefit.

Sales personnel generally are also paid commissions on the gross profit from sales as well as a base salary. Our cash incentive plans for local management teams provide variable compensation and are performance-

based programs triggered by various financial and operational measures, including most commonly pretax income return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time, discretionary bonuses may be awarded to individual employees based upon that individual’s performance and contribution to the results of the business unit, subsidiary or the Company as a whole. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees, and our Compensation Committee and the Board of Directors approves all grants of restricted stock units.

The NEOs are entitled to performance-based incentive cash awards only if the Company’s performance meets certain thresholds. Performance-based restricted stock unit awards granted to NEOs and other key employees are subject to forfeiture if performance criteria are not met at the end of the three-year performance period. The Compensation Committee believes that having multiple performance awards over multiple periods will reduce the likelihood of excessive risk taking. See “Compensation Discussion and Analysis” above for a discussion of our executive compensation program, including our performance-based awards. Moreover, the Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires all or a portion of the NEOs’ incentive cash awards or restricted stock unit awards to be returned to the Company if the financial statements are restated or there is a material adverse change in the factors underlying the performance criteria. To ensure retention of key employees, a portion of restricted stock unit awards will vest if the individual continues to be employed by the Company or an affiliate until the end of the performance period.

The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. During 2018, we handled approximately 5,423,000 transactions in total or an average of 21,720 transactions per business day, with an average price of approximately $2,130 per transaction. We maintained our focus on internal growth in 2018 by opening new facilities, building or expanding existing facilities and adding processing equipment with total capital expenditures of $239.9 million with the majority growth-related. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metals service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is uncommon for our operating units to enter into a material contract or agreement, and, on those occasions when a material contract is being considered, senior management is involved. Further, given the internal processes and controls that we have in place, it would be difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material effect on the Company’s consolidated results.

Executive Session and the Independent, Non-executive Chairman

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Messrs. Hannah and Mollins are the only non-management directors who are not independent due to their former status as executive officers of the Company. Executive sessions are led by the non-executive Chairman. An executive session is held immediately prior to each regularly scheduled quarterly Board meeting and other sessions may be called by the non-executive Chairman in his own discretion or at the request of the Board.

Mr. Kaminski was elected Lead Director by the independent directors in January 2015. In July 2016, Mr. Kaminski was elected the independent, non-executive Chairman by the independent directors. Consistent with our Principles of Corporate Governance, the Board currently does not have a lead independent director because the Chairman is an independent director. The Board believes that having an independent director serve as the non-executive Chairman of the Board is the appropriate leadership structure for our Company at this time because it allows our Chief Executive Officer to focus on executing our Company’s strategic plan and managing our operations and performance, while allowing the Chairman of the Board to focus on the effectiveness of the Board and provide independent oversight of our senior management team.

Director Independence

Other than Mr. Mollins who was our Chief Executive Officer until December 2018 and Mr. Hannah who was our Chief Executive Officer until May 2015, our Executive Chairman until July 2016 and an executive officer until August 2016, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Accordingly, the Board has determined that Ms. Anderson, Ms. Colonias, Mr. Figueroa, Mr. Kaminski, Mr. McEvoy, Mr. Sharkey and Mr. Stotlar each qualify as independent directors under New York Stock Exchange rules. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.

Director Qualifications

The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board’s Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diverse Board with directors who have appropriate backgrounds, skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its industry peers. The Company desires to have directors who will commit a substantial amount of time to serving on the Board to ensure a greater understanding of the Company’s business and culture and to provide continuity and stability to the Board.

Since 2015, the Board of Directors has added three new independent directors. The addition of each of Karen W. Colonias, Robert A. McEvoy and Douglas W. Stotlar is reflective of the principles underlying the Board’s succession planning and their appointments followed a robust and extensive director search process aligned with the Board of Directors’ self-evaluation process, featuring the use of a nationally recognized, third-party director search firm and adherence to the commitments made in the Principles of Corporate Governance. These commitments included prioritizing experience relevant to the Company’s strategy and business, ensuring that candidates with a diversity of race, age, ethnicity and gender are included in each pool of candidates from which Board of Directors nominees are chosen, and including potential candidates from varied backgrounds, including going beyond the traditional former CEO corporate background as a required criteria for new candidates. The Company will continue to evaluate board composition and opportunities to strengthen the Board of Directors.

Director Stock Ownership Requirements

Directors are required to own shares of the Company’s common stock having a market value at least equal to $520,000; provided, that directors shall have a period of five years to acquire and begin maintaining that amount of the Company’s common stock. All of the directors are in compliance with their stock ownership requirements or are on their way to becoming compliant within five years of the date of appointment.

Compensation Committee Interlocks and Insider Participation

As of the date of this proxy statement, the Compensation Committee consisted of Ms. Colonias and Messrs. Figueroa (Chair), Hayes, McEvoy and Sharkey. During 2018 and as of the date of this proxy statement, none of the members of the Compensation Committee was or is an officer or employee of Reliance, and no executive officer of the company served or serves on the compensation committee or board of any Company that employed or employs any member of Reliance’s Compensation Committee or Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a lead role in financial risk assessment. During 2018 the Audit Committee, which is composed entirely of independent, non-employee directors, met ten times.

The Audit Committee operates under a written Charter adopted by the Board that outlines its responsibilities and the practices it follows. The Audit Committee reviews and assesses the adequacy of the Charter at least annually and, when appropriate, recommends changes to the Board.

In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2018 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) requirements. The Audit Committee also reviewed the written disclosures and the letter from the independent registered public accounting firm required by professional standards regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Company’s independent registered public accounting firm for 2019. This selection was ratified by the Board of Directors.

April 5, 2019

Sarah J. Anderson, Chair	Karen W. Colonias	Douglas M. Hayes
Mark V. Kaminski	Douglas W. Stotlar

RELATED Person TRANSACTIONS AND INDEMNIFACTION

We currently employ four individuals – Matthew Hannah, Grant Hoffman, Ryan Mollins and Sean Mollins – who are immediate family members of executive officers or directors and whose individual aggregate compensation and benefits paid by the Company in 2018 exceeded $120,000. Each of these employees is compensated in a manner consistent with our employment and compensation policies applicable to all employees.

Director Karen W. Colonias serves as the President and Chief Executive Officer of SSD. Subsidiaries of the Company conducted approximately $1,400,000 in transactions with SSD in 2018. Reliance believes that these were ordinary commercial transactions and were made at arm's-length.

The Board of Directors has reviewed and ratified these transactions under the standards described below.

Except as set forth above, since January 1, 2018, there have been no related person transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. Our policies and procedures with respect to the review of any proposed transactions are evidenced in the Company’s Code of Conduct, which requires that all material facts be disclosed to the full Board of Directors (or in the case of non-director employees, to corporate officers) and then all disinterested persons will review and consider what, if any, actions need to be taken. The Company’s Principles of Corporate Governance require directors to report any matter that conflicts with the interests of the Company or gives the appearance of a conflict immediately to the Chairman of the Board and the Chair of the Nominating and Governance Committee for the matter to be evaluated with respect to the continued appropriateness of such director’s Board membership, and any personal interest a director has in a matter before the Board must be disclosed to the Board and such director must excuse himself or herself from participation in the discussion and shall not vote on the matter. Furthermore, pursuant to its Charter, the Audit Committee conducts an annual review of any related person transactions for potential conflicts of interest.

We indemnify our directors and our officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Reliance. Our Bylaws require indemnification, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain of our officers to file reports of holdings and transactions in Reliance equities with the SEC.

To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, we believe that during fiscal 2018 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), except for one Form 5 to report a gift transaction that was inadvertently filed late on behalf of Mr. Gimbel.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2020 ANNUAL MEETING

We must receive any stockholder proposals intended to be presented at the 2020 Annual Meeting and included in our proxy materials relating to such meeting no later than December 7, 2019. If a stockholder proposal intended to be presented at the 2020 Annual Meeting and included in our proxy materials is not received by the Company on or before December 7, 2019, it will be deemed to be untimely.

Any stockholder proposals intended to be presented at the 2020 Annual Meeting but not submitted for inclusion in our proxy materials relating to such meeting must be received no earlier than January 16, 2020 and no later than February 15, 2020. Any such stockholder proposals submitted without a properly completed timely notice in accordance with the Bylaws will be deemed untimely and not properly submitted under the Bylaws.

The Company’s Bylaws permit a stockholder (or group of stockholders (up to 20)) who has owned a significant amount of Reliance common stock (at least 3%) for a significant amount of time (at least three years) to submit director nominees (the greater of two or up to 25% of the Board) for inclusion in the Company’s proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. Director nominations under the Company’s proxy access bylaw for the Company’s 2020 Annual Meeting must be received no earlier than November 7, 2019 and no later than December 7, 2019. Any such proxy access director nominations submitted without the required notice and required information will be deemed untimely and not properly submitted under the Company’s Bylaws.

Stockholder proposals and director nominations must be addressed to the Corporate Secretary at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement. Notices and submissions must include the information required by the Company’s Bylaws, which are available without charge upon written request to the Corporate Secretary. Failure to comply with our procedures and deadlines may preclude presentation of your proposal at our 2020 Annual Meeting.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate annual report or proxy statement, he or she may so notify the Corporate Secretary at the Company’s corporate headquarters address or phone number appearing at the top of the first page of this proxy statement and we will promptly send such stockholder the requested materials, and we will send such stockholder separate materials for future meetings. If you are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting the Corporate Secretary at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement.

ANNUAL REPORT

Reliance will furnish without charge to any stockholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this proxy statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

William A. Smith II
Corporate Secretary

Los Angeles, California

April 5, 2019

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 14, 2019. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E73566-P21338 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1. 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Sarah J. Anderson THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3. 1b. Karen W. Colonias For Against Abstain ! ! ! 1c. John G. Figueroa 2. To consider a non-binding, advisory vote to approve t he c om pen sat io n o f t he C om pan y' s na me d executive officers. 1d. David H. Hannah ! ! ! 3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2019. 1e. Mark V. Kaminski 1f. Robert A. McEvoy NOTE: Such other business, if any, as properly comes before the meeting or any adjournment thereof. 1g. Gregg J. Mollins 1h. Andrew G. Sharkey, III 1i. Douglas W. Stotlar For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E73567-P21338 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders on May 15, 2019 The undersigned hereby constitutes and appoints Karla R. Lewis and William A. Smith II, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 am Wednesday, May 15, 2019, at the Millennium Biltmore Los Angeles, 506 South Grand Ave., Los Angeles, California 90012, and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in item 1, FOR items 2 and 3 and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof). The proxyholders cannot vote the shares unless you sign and return this card. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side) Address Changes/Comments:

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 14, 2019. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E73568-P21338 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1. 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Sarah J. Anderson THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3. 1b. Karen W. Colonias For Against Abstain 2. To consider a non-binding, advisory vote to approve the compensation of the Company's named executive officers. ! ! ! 1c. John G. Figueroa 1d. David H. Hannah ! ! ! 1e. Mark V. Kaminski 3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2019. 1f. Robert A. McEvoy NOTE: Such other business, if any, as properly comes before the meeting or any adjournment thereof. 1g. Gregg J. Mollins 1h. Andrew G. Sharkey, III 1i. Douglas W. Stotlar For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E73569-P21338 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders on May 15, 2019 The undersigned hereby (i) constitutes and appoints, and/or (ii) instructs U.S. Bank, N.A., as trustee of the Employee Stock Ownership Plan, to appoint, and/or (iii) instructs Fidelity Management Trust Company, as trustee of the Reliance Steel & Aluminum Co. Master 401(k) Plan and the Precision Strip Retirement and Savings Plan, to appoint, Karla R. Lewis and William A. Smith II, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 am on Wednesday, May 15, 2019, at the Millennium Biltmore Los Angeles, 506 South Grand Ave., Los Angeles, California 90012, and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in item 1, FOR items 2 and 3 and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof). The proxyholders cannot vote the shares unless you sign and return this card. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side) Address Changes/Comments: